2020 Interim Report 中期報告 2020 Interim Report Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com 中期報告

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 55 Directors and Senior Management Contents 69 Other Information 85 Report on Review of Interim Financial Information 87 Interim Financial Information 120 Definitions 125 Glossary

2 | Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Matthew O. Maddox
Mr. Ian Michael Coughlan
Ms. Linda Chen (Vice Chairman of the Board)

Non-Executive Director

Mr. Craig S. Billings

Independent Non-Executive Directors

Dr. Allan Zeman, GBM, GBS, JP
(Chairman of the Board)
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye

AUDIT AND RISK COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Bruce Rockowitz
Dr. Allan Zeman, GBM, GBS, JP

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Craig S. Billings
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman)
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye
Dr. Allan Zeman, GBM, GBS, JP

COMPANY SECRETARY

Ms. Ho Wing Tsz Wendy, FCIS, FCS

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, GBM, GBS, JP
Ms. Ho Wing Tsz Wendy, FCIS, FCS

AUDITOR

Ernst & Young
Certified Public Accountants

LEGAL ADVISORS

As to Hong Kong law:
Kirkland & Ellis
Mayer Brown

As to Macau law:
Alexandre Correia da Silva

As to Cayman Islands law:
Maples and Calder

Interim Report 2020 3 Corporate Information REGISTERED OFFICE PRINCIPAL SHARE REGISTRAR AND P.O. Box 309   TRANSFER OFFICE Ugland House Estera Trust (Cayman) Limited Grand Cayman KY1-1104 HONG KONG SHARE REGISTRAR Cayman Islands Computershare Hong Kong Investor   Services Limited HEADQUARTERS IN MACAU Rua Cidade de Sintra STOCK CODE NAPE, Macau SAR 1128 PRINCIPAL PLACE OF BUSINESS COMPANY WEBSITE   IN HONG KONG www.wynnmacaulimited.com Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands, except for per Share amounts or otherwise stated) Casino revenues 2,979,751 16,340,209 Other revenues 985,835 2,688,495 Adjusted EBITDA (1,397,043) 5,061,440 (Loss)/profit attributable to owners (3,918,484) 2,816,121 (Loss)/earning per Share — basic and diluted (HK$) (0.76) 0.54

Interim Report 2020 5 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts, Wynn Palace and Wynn Macau, located in the Greater Bay Area region of the People’s Republic of China. Our resorts in Macau include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment options, many of which are free to the general public. Our strategy in the Greater Bay Area encompasses investment in our integrated resorts, in our people and in the broader community. To attract and retain our customers, we design and continually make enhancements to refresh, improve and expand our resorts. We have continued with the design phase for the Crystal Pavilion, a unique world-class cultural destination, incorporating art, theater and interactive installations, expansive food and beverage offerings, additional hotel rooms, and several signature entertainment features. The Crystal Pavilion will be constructed on a 7-acre parcel located adjacent to Wynn Palace. We also maintain numerous programs to invest in our over 13,000 Macau-based employees. Through a robust emphasis on human resources and staff training, we provide opportunities for movement within our Group to ensure employees can pursue their career goals with us and to elevate their functional and leadership skills. Through our “Wynn Care” program, we facilitate reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community- focused initiatives under one umbrella and expanded our efforts from various volunteer activities and community events in Macau into the Greater Bay Area and beyond. We are also fully committed to the sustainable development for the benefit of Macau and the planet by monitoring and reducing inefficient consumption and embracing technologies that help us to responsibly use our resources. As disclosed in our annual report for the year ended 31 December 2019, in January 2020, an outbreak of COVID-19, was identified. Since then, COVID-19 has spread around the world, and steps have been taken by various countries, to advise citizens to avoid non-essential travel, to restrict inbound international travel, to implement closures of non-essential operations, and to implement quarantines and lockdowns to contain the spread of the virus. Currently, there are no fully effective vaccines or treatments approved for use in the Greater China area and there can be no assurance that an effective vaccine or treatment will be developed or approved. In light of the unprecedented COVID-19 Pandemic and our focus on safeguarding the Group’s operations and the well-being of our employees, we have temporarily postponed major project capital expenditures for the remainder of fiscal year 2020. We will be continuously monitoring the situation and conditions in the markets in which we operate, and will resume major project capital expenditures when conditions have stabilized.

6 | Wynn Macau, Limited

Management Discussion and Analysis

Wynn Palace

Wynn Palace, a 6 million square foot integrated resort, was opened to the public on 22 August 2016 in the Cotai area of Macau, conveniently located minutes from both Macau International Airport and the Macau Taipa Ferry Terminal, and directly adjacent to a stop serviced by Macau's light rail system, which commenced operations of its Taipa section in December 2019.

We have continued with the design stages of developing the Crystal Pavilion at Wynn Palace. We currently expect that the Crystal Pavilion will become a unique world-class cultural destination, incorporating art, theater and interactive installations, expansive food and beverage offerings, additional hotel rooms, and several signature entertainment features. We currently expect construction of the initial phase of the Crystal Pavilion to begin in late 2021.

Wynn Palace features:

- Approximately 424,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos;
- Free public entertainment attractions including an 8-acre performance lake, animated floral art displays and fine art displays;
- A luxury hotel with a total of 1,706 spacious rooms, suites and villas;
- 14 food and beverage outlets;
- Approximately 106,000 square feet of high-end, brand-name retail shopping;
- Recreation and leisure facilities, including a cable car ("SkyCab") ride, health club, spa, salon and pool; and
- Approximately 37,000 square feet of meeting and convention space.

The following table presents the number of casino games available at Wynn Palace:

	As at 30 June	
	2020	2019
VIP table games	**102**	107
Mass market table games	**223**	216
Slot machines	**565**	1,142

Interim Report 2020 7 Management Discussion and Analysis Wynn Macau Wynn Macau, a 3 million square foot integrated resort, was opened to the public on 6 September 2006 in the heart of the Macau Peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. We completed the Encore tower room refresh project in December 2019. All 410 rooms in the tower were refreshed to replace selected furniture and fixtures. The project also includes upgrades to the room control system, entry door system and selected lighting upgrades. In November 2019, we opened the first phase of our “Lakeside Casino” expansion at Wynn Macau which features 44 mass market table games and a refurbished high-limit slot area. We substantially completed the second phase, which includes two new restaurants and approximately 7,000 square feet of additional retail space, in December 2019, and expect to open portions of the second phase in the second half of 2020 depending on market conditions and other factors. Wynn Macau features: • Approximately 252,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Free public entertainment attractions including a rotunda show featuring a Chinese zodiac- inspired ceiling along with gold “tree of prosperity” and “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,010 spacious rooms and suites; • 12 food and beverage outlets; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space.

8 | Wynn Macau, Limited

Management Discussion and Analysis

The following table presents the number of casino games available at Wynn Macau:

	As at 30 June	
	2020	2019
VIP table games	**91**	106
Mass market table games	**240**	206
Slot machines	**477**	827
Poker tables	**—**	14

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Set forth below are the key factors affecting our results of operations and financial condition. There are also risks and uncertainties inherent in our operations, many of which are beyond our control.

In January 2020, an outbreak of COVID-19 was identified and it has since spread around the world. Our casino operations in Macau were closed for a 15-day period in February 2020 and resumed on a reduced basis on 20 February 2020. On 20 March 2020, our casino operations were fully restored; however, certain COVID-19 specific protective measures, such as various traveler quarantines, limiting the number of seats per table game, slot machine spacing, temperature checks, mask protection, requirements of COVID-19 negative test results for entry to gaming areas and health declarations remain in effect at the present time. Further, visitation to Macau has significantly decreased since the outbreak of COVID-19. Total visitation from mainland China to Macau decreased by 83.7% in the six months ended 30 June 2020 compared to the same period in 2019. According to the DICJ, gross gaming revenues in Macau declined by 77.4% in the six months ended 30 June 2020, compared to the same period in 2019.

The decrease in visitation to Macau is driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, the suspension in late January 2020 of the Chinese government's visa and group tour schemes that allow mainland Chinese residents to travel to Macau, quarantine and testing measures in Macau and elsewhere, travel and entry requirements, restrictions and bans in Macau, Hong Kong, Taiwan and certain cities and regions in mainland China, and the suspension of ferry services to Macau from Hong Kong and mainland China and other modes of transportation within Macau. At present, persons who are not residents of the Greater China area are barred from entry to Macau. Hong Kong and Taiwan residents as well as PRC citizens may be barred from entry to Macau dependent on their COVID-19 health test results and recent travel history. Quarantine requirements for those traveling between Hong Kong and Macau are in place and will remain effective until at least 7 September 2020, at which time they will be reviewed. Since 30 June 2020, however, there has been an increase of confirmed COVID-19 cases in Hong Kong. There is no assurance that existing quarantine requirements and conditions for travel between Hong Kong and Macau will not be extended or made more stringent.

Interim Report 2020 9 Management Discussion and Analysis While most of the abovementioned factors continue to weigh on visitation to Macau, certain of these travel-related restrictions and requirements have eased since June 2020 as certain regions gradually recover from the COVID-19 Pandemic. Since mid-June 2020, certain groups of people such as students, teachers and certain non-Macau-resident workers who are PRC citizens could resume quarantine-free travel between Macau and Guangdong Province, provided that the traveler has had no recent travel history outside Guangdong Province, has tested negative for COVID-19 and has no known COVID-19 exposure or actual or suspected COVID-19 symptoms based on the traveler’s health declaration. Macau residents and certain other residents of Greater China with Chinese travel documents could resume quarantine-free travel from Macau to nine cities in Guangdong Province from mid-July, to the entire Guangdong Province from the end of July, and to most areas of mainland China recently, provided that the traveler has tested negative for COVID-19 within the prescribed time and achieved green status under the Macau or Guangdong Province Health Code system, which requires a declaration from the traveler and a finding by governmental authorities that the traveler has no known COVID-19 exposure or actual or suspected COVID-19 symptoms. Since 12 August 2020, the Chinese authorities have resumed the processing and issuance of non- tourist visas required by PRC citizens to travel to Macau for non-tourism purposes. In addition, since 12 August 2020, the Chinese authorities in Zhuhai have resumed the processing and issuance of tourist visas (including tourist visas for group tours and independent travelers under PRC’s individual visit scheme (“IVS”)) to travel to Macau. Zhuhai is a PRC city adjacent to Macau. The IVS was operational in nearly 50 PRC cities prior to its general suspension by the PRC government due to COVID-19-related concerns. It has been announced that the IVS will resume in Guangdong Province from 26 August 2020, and in other participating PRC cities from 23 September 2020. Given the evolving situation associated with the COVID-19 Pandemic, we are currently unable to determine when travel-related restrictions and requirements will be further lifted. Lifted measures may be reintroduced if there are adverse developments in the COVID-19 situation in Macau and other regions with access to Macau. We do not expect our business volume to materially improve until tourist visitation to Macau materially improves. For further details, see the section headed “Management Discussion and Analysis — Material Risk Factors” of this interim report.

10 Wynn Macau, Limited Management Discussion and Analysis Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located in the Greater Bay Area and approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by motor vehicle since the opening of the Hong Kong — Zhuhai — Macau Bridge in October 2018 and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 55 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.53 billion generated in 2002. However, due to various quarantine measures, travel and entry restrictions and conditions in Macau, Hong Kong, Taiwan, mainland China and other countries since the outbreak of COVID-19, casinos in Macau, the largest gaming market in the world, generated approximately HK$32.74 billion in gaming revenue during the six months ended 30 June 2020, a decrease of approximately 77.4% compared to the approximate HK$145.15 billion generated in the six months ended 30 June 2019, according to Macau statistical information. Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in visitation. Beginning in the third quarter of 2016, visitation improved until the fourth quarter of 2019. However, visitation to Macau has fallen significantly since the outbreak of COVID-19 in January 2020 by 83.9% from 20.3 million in the first half of 2019 to 3.3 million in the first half of 2020. Customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong and Taiwan. The decrease in visitation to Macau is driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, the suspension in late January 2020 of the Chinese government’s visa and group tour schemes that allow mainland Chinese residents to travel to Macau, quarantine and testing measures in Macau and elsewhere, travel and entry requirements, restrictions and bans in Macau, Hong Kong, Taiwan and certain cities and regions in mainland China, and the suspension of ferry services to Macau from Hong Kong and mainland China and other modes of transportation within Macau. At present, persons who are not residents of the Greater China area are barred from entry to Macau. Hong Kong and Taiwan residents as well as PRC citizens may be barred from entry to Macau dependent on their COVID-19 health test results and recent travel history. Quarantine requirements for those traveling between Hong Kong and Macau are in place and will remain effective until at least 7 September 2020, at which time they will be reviewed. Since 30 June 2020, however, there has been an increase of confirmed COVID-19 cases in Hong Kong. There is no assurance that existing quarantine requirements and conditions for travel between Hong Kong and Macau will not be extended or made more stringent.

Interim Report 2020 11 Management Discussion and Analysis Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases (such as the COVID-19 Pandemic), public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties. For details of the COVID-19 Pandemic, see “Management Discussion and Analysis — Material Risk Factors — The COVID-19 Pandemic has had and will likely continue to have an adverse effect on our business, operations, financial condition, operating results and cash flows” of this interim report. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium players to Wynn Palace and Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Palace and Wynn Macau pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. The total amount of commissions paid to gaming promoters is netted against casino revenues.

12 Wynn Macau, Limited Management Discussion and Analysis We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. In addition to commissions, each gaming promoter receives a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with such gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. The COVID-19 Pandemic has adversely and materially affected the business volume of gaming promoters due to a decrease of visitor arrivals to Macau from mainland China and elsewhere. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulty in collecting credit they extend. Premium Credit Play We selectively extend credit to certain customers contingent upon our marketing team’s knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability.

Interim Report 2020 13 Management Discussion and Analysis Renovation, Development and Construction Projects Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could materially increase the total cost, delay or prevent the construction or opening of our projects or affect the project’s design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt. ADJUSTED EBITDA Adjusted EBITDA is earnings or losses before finance costs, finance revenues, net foreign currency differences, loss on extinguishment of debt, income taxes, depreciation, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating (loss)/profit. For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) Operating (loss)/profit (3,171,190) 3,486,516 Add Depreciation 1,474,145 1,451,211 Pre-opening costs 4,774 — Property charges and other 194,350 10,136 Share-based payments 60,775 66,019 Wynn Macau, Limited corporate expenses 40,103 47,558 Adjusted EBITDA (1,397,043) 5,061,440

14 Wynn Macau, Limited Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected condensed consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) Wynn Palace: Casino(1) 1,527,279 9,033,939 Rooms 172,239 678,501 Food and beverage 136,292 450,518 Retail and other 251,706 469,761 Wynn Macau: Casino(1) 1,452,472 7,306,270 Rooms 144,154 434,027 Food and beverage 102,695 322,437 Retail and other 178,749 333,251 Total operating revenues 3,965,586 19,028,704

Interim Report 2020 15 Management Discussion and Analysis For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 50,634,833 204,075,091 VIP table games win(1) 855,638 7,040,365 VIP table games win as a percentage of turnover 1.7% 3.4% Average number of gaming tables(2) 95 112 Table games win per unit per day(3) 53,518 348,757 Mass market: Mass market table drop 3,869,991 20,167,858 Mass market table games win(1) 1,072,941 4,803,268 Mass market table games win percentage 27.7% 23.8% Average number of gaming tables(2) 201 212 Table games win per unit per day(3) 31,709 124,952 Slot machine handle 3,611,291 15,004,828 Slot machine win(1) 161,807 744,930 Average number of slots(2) 596 1,095 Slot machine win per unit per day(3) 1,617 3,759 Wynn Macau: VIP: VIP table games turnover 27,777,562 152,722,707 VIP table games win(1) 859,970 4,714,917 VIP table games win as a percentage of turnover 3.1% 3.1% Average number of gaming tables(2) 86 111 Table games win per unit per day(3) 59,345 233,933

16 Wynn Macau, Limited Management Discussion and Analysis For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Mass market: Mass market table drop 4,817,443 21,172,557 Mass market table games win(1) 944,305 4,264,611 Mass market table games win percentage 19.6% 20.1% Average number of gaming tables(2) 208 206 Table games win per unit per day(3) 27,021 114,585 Slot machine handle 3,333,252 13,493,750 Slot machine win(1) 123,799 633,164 Average number of slots(2) 529 827 Slot machine win per unit per day(3) 1,393 4,232 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) VIP table games win 1,715,608 11,755,282 Mass market table games win 2,017,246 9,067,879 Slot machine win 285,606 1,378,094 Poker revenues 16,209 81,788 Commissions and others (including complimentary revenues   allocated from casino revenues to rooms, food and beverage,   retail and other revenues) (1,054,918) (5,942,834) Total casino revenues 2,979,751 16,340,209

Interim Report 2020 17 Management Discussion and Analysis (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable period. Discussion of Results of Operations Financial results for the six months ended 30 June 2020 compared to financial results for the six months ended 30 June 2019 Operating Revenues Total operating revenues decreased by 79.2% from HK$19.03 billion in the six months ended 30 June 2019 to HK$3.97 billion in the six months ended 30 June 2020, primarily due to the adverse effects of the COVID-19 Pandemic, including the closure of our casino operations in Macau for a 15- day period and their subsequent reopening on a reduced basis due to continued widespread travel restrictions, various quarantine measures in Macau and elsewhere and the Chinese government’s suspension of IVS and group tour schemes that allow mainland Chinese residents to travel to Macau. Casino Revenues Casino revenues decreased from HK$16.34 billion (85.9% of total operating revenues) in the six months ended 30 June 2019 to HK$2.98 billion (75.1% of total operating revenues) in the six months ended 30 June 2020 primarily due to lower business volumes of both Wynn Palace and Wynn Macau resulting from the adverse effects of the COVID-19 Pandemic. The components are as follows: VIP casino gaming operations.  VIP table games win decreased by 85.4%, from HK$11.76 billion in the six months ended 30 June 2019 to HK$1.72 billion in the six months ended 30 June 2020, with total VIP table games turnover down 78.0%, from HK$356.80 billion in the six months ended 30 June 2019 to HK$78.41 billion in the six months ended 30 June 2020. Mass market casino gaming operations.  Mass market table games win decreased by 77.8%, from HK$9.07 billion in the six months ended 30 June 2019 to HK$2.02 billion in the six months ended 30 June 2020. Slot machine gaming operations.  Slot machine win decreased by 79.3% from HK$1.38 billion in the six months ended 30 June 2019 to HK$0.29 billion in the six months ended 30 June 2020. Total slot machine handle decreased by 75.6% from HK$28.50 billion in the six months ended 30 June 2019 to HK$6.94 billion in the six months ended 30 June 2020.

18 Wynn Macau, Limited Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, decreased 63.3% from HK$2.69 billion (14.1% of total operating revenues) in the six months ended 30 June 2019 to HK$0.99 billion (24.9% of total operating revenues) in the six months ended 30 June 2020. Room. Our room revenues decreased by 71.6% from HK$1.11 billion in the six months ended 30 June 2019 to HK$0.32 billion in the six months ended 30 June 2020, primarily due to low occupancy at both Wynn Palace and Wynn Macau resulting from the adverse effects of the COVID-19 Pandemic. The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room revenues information For the Six Months Ended 30 June 2020 2019 Wynn Palace: Average Daily Rate HK$2,320 HK$2,102 Occupancy(1) 23.5% 97.3% REVPAR HK$544 HK$2,046 Wynn Macau: Average Daily Rate HK$2,518 HK$2,239 Occupancy(1) 28.4% 99.1% REVPAR HK$714 HK$2,219 Note: (1) Occupancy is the number of total hotel room nights occupied as a percentage of the number of total hotel room nights available in the applicable period. Available hotel rooms exclude those rooms out of service during the applicable period.

Interim Report 2020 19 Management Discussion and Analysis Food and beverage.  Food and beverage revenues decreased by 69.1% from HK$773.0 million in the six months ended 30 June 2019 to HK$239.0 million in the six months ended 30 June 2020, primarily due to decreased covers at our restaurants resulting from the adverse effects of the COVID-19 Pandemic. Retail and other.  Our retail and other revenues decreased by 46.4% from HK$803.0 million in the six months ended 30 June 2019 to HK$430.5 million in the six months ended 30 June 2020, primarily due to a decrease in visitation to our Macau Operations resulting from the adverse effects of the COVID-19 Pandemic. Operating Costs and Expenses Gaming taxes and premiums.  Gaming taxes and premiums decreased by 79.3% from HK$8.90 billion in the six months ended 30 June 2019 to HK$1.84 billion in the six months ended 30 June 2020. The decrease was commensurate with the 81.8% decrease in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs.  Staff costs decreased by 10.1% from HK$2.64 billion in the six months ended 30 June 2019 to HK$2.38 billion in the six months ended 30 June 2020. The decrease was mainly due to the implementation of cost saving initiatives undertaken as a result of the COVID-19 Pandemic, including the consumption by employees of paid time off and unpaid voluntary time off. Other operating expenses.  Other operating expenses decreased by 50.8% from HK$2.54 billion in the six months ended 30 June 2019 to HK$1.25 billion in the six months ended 30 June 2020. The decrease was primarily due to the COVID-19 Pandemic and the implementation of certain cost containment initiatives by management, with decreases in operating supplies and equipment costs, advertising and promotion expenditures, contracted service expenditures, and other expenses, as well as decreases in business volume related expenses such as license fees and cost of sales, partially offset by the increase in provision for credit losses. The provision for credit losses increased from HK$22.2 million for the six months ended 30 June 2019 to HK$179.0 million for the same period of 2020. The increase was primarily due to the impact of historical collection patterns and expectations of current and future collection trends in the light of the COVID-19 Pandemic, as well as the specific review of customer accounts, on our estimated allowance for the respective periods. Depreciation.  Depreciation increased by 1.6% from HK$1.45 billion in the six months ended 30 June 2019 to HK$1.47 billion in the six months ended 30 June 2020. The increase was primarily due to the depreciation arising from the first phase of Lakeside Casino expansion and Encore tower room refresh project completed in the last quarter of 2019.

20 Wynn Macau, Limited Management Discussion and Analysis Property charges and other.  Property charges and other increased from HK$10.1 million in the six months ended 30 June 2019 to HK$194.4 million in the six months ended 30 June 2020. Amounts in each period primarily represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Group in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses decreased by 54.1% from HK$15.54 billion in the six months ended 30 June 2019 to HK$7.14 billion in the six months ended 30 June 2020. Finance Revenues Finance revenues increased from HK$37.6 million in the six months ended 30 June 2019 to HK$66.0 million in the six months ended 30 June 2020. The increase was primarily due to holding higher average cash balances in the six months ended 30 June 2020 compared to 2019. During 2020 and 2019, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 21.2% from HK$739.9 million in the six months ended 30 June 2019 to HK$896.6 million in the six months ended 30 June 2020. The increase is mainly due to the issuance of WML 2029 Notes in December 2019 and WML 2026 Notes in June 2020. Income Tax Expense In the six months ended 30 June 2020 and 2019, our income tax expense was HK$6.2 million. Our income tax expense for the six months ended 30 June 2020 and 2019 relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Loss Attributable to Owners of the Company As a result of the foregoing, compared to net profit of HK$2.82 billion for the six months ended 30 June 2019, net loss attributable to owners of the Company was HK$3.92 billion for the six months ended 30 June 2020.

Interim Report 2020 21 Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Palace and Wynn Macau on 22 August 2016 and 6 September 2006, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations, notes issuance, cash on hand and availability under our credit facilities. Our cash balances as at 30 June 2020 were approximately HK$18.86 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement, and general corporate purposes. As at 30 June 2020, the Group had approximately HK$186.5 million of available borrowing capacity under the Wynn Macau Credit Facilities. The term loan facility of the Wynn Macau Credit Facilities is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). On 3 February 2020, the Group voluntarily prepaid approximately HK$1.17 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and the future contractual amortization payments were reduced on a pro-rata basis. On 17 December 2019, the Company completed the issuance of 5.125% senior notes due 2029 with an aggregate principal amount of US$1 billion (approximately HK$7.75 billion). The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to business recovery from the effects of COVID-19 Pandemic. On 19 June 2020, the Company completed the issuance of 5.500% senior notes due 2026 with an aggregate principal amount of US$750 million (approximately HK$5.81 billion). The Company expects to use the net proceeds from the WML 2026 Notes for general corporate purposes until business recovers from the effects of the COVID-19 Pandemic, and then to facilitate the repayment of a portion of the amounts outstanding under the Wynn Macau Credit Facilities, subject to generating sufficient operating cash flow from our Macau Operations.

22 Wynn Macau, Limited Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 46,005,774 38,594,738 Accounts payable 356,251 402,395 Construction payables and accruals and   construction retentions payable 429,074 491,695 Other payables and accruals 7,797,810 7,914,121 Amounts due to related companies 17,197 111,527 Other liabilities 222,814 213,549 Lease liabilities 525,389 562,794 Less: cash and cash equivalents (18,859,530) (14,087,486) restricted cash and cash equivalents (21,648) (33,802) Net debt 36,473,131 34,169,531 (Deficiency in assets)/equity (1,863,980) 1,986,756 Total (capital deficiency)/capital (1,863,980) 1,986,756 Capital and net debt 34,609,151 36,156,287 Gearing ratio 105.4% 94.5%

Interim Report 2020 23 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in millions) Net cash (used in)/generated from operating activities (1,445.8) 4,199.8 Net cash used in investing activities (385.5) (667.4) Net cash generated from/(used in) financing activities 6,650.6 (7,204.8) Net increase/(decrease) in cash and cash equivalents 4,819.3 (3,672.4) Cash and cash equivalents at beginning of period 14,087.5 9,526.4 Effect of foreign exchange rate changes, net (47.3) (4.3) Cash and cash equivalents at end of period 18,859.5 5,849.7 Net cash used in operating activities Our net cash used in operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash used in operating activities was HK$1.45 billion for the six months ended 30 June 2020, compared to net cash of HK$4.20 billion generated from operating activities for the six months ended 30 June 2019. Operating loss was HK$3.17 billion for the six months ended 30 June 2020, compared to operating profit of HK$3.49 billion for the six months ended 30 June 2019. The decrease in net cash from operating activities was primarily due to the adverse effects of the COVID-19 Pandemic. Net cash used in investing activities In light of the unprecedented COVID-19 Pandemic and our focus on safeguarding the Group’s operations and the well-being of our employees, we have temporarily postponed major project capital expenditures for the remainder of fiscal year 2020. We will be continuously monitoring the situation and conditions in the markets in which we operate, and will resume major project capital expenditures when conditions have stabilized.

24 Wynn Macau, Limited Management Discussion and Analysis Net cash used in investing activities was HK$385.5 million for the six months ended 30 June 2020, compared to HK$667.4 million for the six months ended 30 June 2019. Net cash used in the six months ended 30 June 2020 included HK$471.7 million of costs, primarily related to maintenance capital expenditures, partially offset by HK$69.7 million of interest receipts and HK$16.6 million of proceeds from insurance claims. Net cash used in the six months ended 30 June 2019 included capital expenditures of HK$716.1 million for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$48.7 million of interest receipts. Net cash generated from financing activities Net cash generated from financing activities was HK$6.65 billion during the six months ended 30 June 2020, compared to net cash of HK$7.20 billion used in financing activities during the six months ended 30 June 2019. During the six months ended 30 June 2020, net cash generated from financing activities was primarily due to receipts of HK$5.77 billion net proceeds from issuance of WML 2026 Notes and HK$5.64 billion proceeds from our revolving credit facility of the Wynn Macau Credit Facilities, partially offset by HK$3.89 billion in repayments of our term loan facility and revolving credit facility of the Wynn Macau Credit Facilities, HK$808.0 million of interest payments and HK$56.5 million payments for principal and interest components of lease liabilities. During the six months ended 30 June 2019, the net cash used in financing activities was primarily due to HK$4.69 billion in repayments of our revolving credit facility of the Wynn Macau Credit Facilities, a HK$2.34 billion final dividend payment made in June 2019 and HK$677.3 million of interest payments, partially offset by receipts of HK$586.4 million drawn from the revolving credit facility of the Wynn Macau Credit Facilities.

Interim Report 2020 25 Management Discussion and Analysis Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) Bank loans 22,351,772 20,659,687 Senior notes 24,026,204 18,301,709 Less: debt financing costs, net (372,202) (366,658) Total interest-bearing borrowings 46,005,774 38,594,738 Wynn Macau Credit Facilities Overview On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 30 June 2020, the Wynn Macau Credit Facilities consisted of approximately HK$22.54 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$16.72 billion equivalent fully funded senior term loan facility and an approximately HK$5.82 billion equivalent senior revolving credit facility. The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). On 3 February 2020, the Group voluntarily prepaid approximately HK$1.17 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and the future contractual amortization payments were reduced on a pro-rata basis.

26 Wynn Macau, Limited Management Discussion and Analysis The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default include if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. As at 30 June 2020, the Group had approximately HK$186.5 million in funding available under the revolving credit facility of the Wynn Macau Credit Facilities.

Interim Report 2020 27 Management Discussion and Analysis WML 2024 Notes and WML 2027 Notes On 20 September 2017, the Company completed the issuance of WML 2024 Notes and WML 2027 Notes. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes, which are listed on the Hong Kong Stock Exchange, mature on 1 October 2024 and 1 October 2027, respectively. WML 2029 Notes On 17 December 2019, the Company completed the issuance of WML 2029 Notes. The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to business recovery from the effects of COVID-19 Pandemic. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 December 2029. WML 2026 Notes On 19 June 2020, the Company completed the issuance of WML 2026 Notes. The Company expects to use the net proceeds from the WML 2026 Notes for general corporate purposes until business recovers from the effects of the COVID-19 Pandemic, and then to facilitate the repayment of a portion of the amounts outstanding under the Wynn Macau Credit Facilities, subject to generating sufficient operating cash flow from our Macau Operations. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. The WML 2026 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 January 2026. Redemption of WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes At any time prior to 1 October 2020, 15 June 2022, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML 2024 Notes and WML 2027 Notes, dated as of 20 September 2017 (the “2017 Indentures”), the indenture for the WML 2029 Notes dated as of 17 December 2019 (the “2019 Indenture”) and the indenture for the WML 2026 Notes dated as of 19 June 2020 (together with the 2017 Indentures and 2019 Indenture, the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest.

28 Wynn Macau, Limited Management Discussion and Analysis In addition, (i) at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.500% of the aggregate principal amount of the WML 2027 Notes, as applicable, plus accrued and unpaid interest, if any; (ii) at any time prior to 15 June 2022, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2026 Notes at a redemption price equal to 105.500% of the aggregate principal amount of the WML 2026 Notes, plus accrued and unpaid interest, if any; and (iii) at any time prior to 15 December 2022, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2029 Notes at a redemption price equal to 105.125% of the aggregate principal amount of the WML 2029 Notes, plus accrued and unpaid interest, if any. On or after 1 October 2020, 15 June 2022, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438%, 104.125%, 102.750% and 102.563%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest to, but not including, the redemption date. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the 2017 Indentures, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL and the first day on which a majority of the members of the Board are not continuing directors. Under the 2019 Indenture and the indenture of the WML 2026 Notes respectively, the circumstances that will constitute a Change of Control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests.

Interim Report 2020 29 Management Discussion and Analysis In addition, the Company may redeem the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further, if a holder or beneficial owner of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes as applicable. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes will have the right to require the Company to repurchase all or any part of such holder’s WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

30 Wynn Macau, Limited Management Discussion and Analysis OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand, availability under our credit facilities and new borrowings. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds, availability under our credit facilities and proceeds from notes issuance, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS Except for the share-based payment expenses incurred with WRL, the related party transactions during the period ended 30 June 2020 as disclosed under note 17 to the interim financial information constituted continuing connected transactions of the Company under Chapter 14A of the Listing Rules. Our Directors have confirmed that all related party transactions have complied with the requirements under Chapter 14A of the Listing Rules, and have been conducted on normal commercial terms, and that their terms are fair and reasonable.

Interim Report 2020 31 Management Discussion and Analysis MATERIAL RISK FACTORS There are certain risks and uncertainties involved in our operations, some of which are beyond our control. Set forth below are the material risk factors involved in our operations, which have been broadly categorized into: (i) risks related to our business; (ii) risks associated with our operations in Macau; and (iii) risks related to our indebtedness. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also have a material adverse impact on our business, financial condition, results of operations and cash flows. Risks Related to our Business The COVID-19 Pandemic has had and will likely continue to have an adverse effect on our business, operations, financial condition, operating results and cash flows. In January 2020, an outbreak of COVID-19 was identified and it has since spread around the world. Currently, there are no fully effective vaccines or treatments approved for use in the Greater China area and there can be no assurance that an effective vaccine or treatment will be developed or approved. The spread of COVID-19 and the recent developments surrounding the global pandemic are currently having negative impacts on all aspects of our business. The current, and uncertain future, impact of the COVID-19 Pandemic, including its effect on the ability or desire of people to travel (including to and from our properties), is expected to continue to affect our results, operations, outlooks, plans, goals, growth, reputation, cash flows and liquidity. On 4 February 2020, the Macau government announced a 15-day closure of all casino operations in Macau, including those at Wynn Palace and Wynn Macau. Casino operations at Wynn Palace and Wynn Macau resumed on 20 February 2020 on a reduced basis. On 20 March 2020, our casino operations were fully restored in terms of tables, slot machines and electronic gaming stations being activated, however certain COVID-19 specific protective measures, such as various traveler quarantines, limiting the number of seats per table game, slot machine spacing, temperature checks, mask protection, requirements of COVID-19 negative test results for entry to gaming areas and health declarations remain in effect at the present time. Although all our properties are currently open, we cannot predict whether future closures would be appropriate or could be mandated. For instance, a confirmed COVID-19 case being found in the casinos in future could result in all casino operations in Macau, including those in Wynn Palace and Wynn Macau, being suspended by the Macau government. Visitation to Macau has significantly decreased since the outbreak of COVID-19. Total visitation from mainland China to Macau decreased by 83.7% in the six months ended 30 June 2020 compared to the same period in 2019. According to the DICJ, gross gaming revenues in Macau declined by 77.4% in the six months ended 30 June 2020, compared to the same period in 2019.

32 Wynn Macau, Limited Management Discussion and Analysis The decrease in visitation to Macau is driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities, the suspension in late January 2020 of the Chinese government’s visa and group tour schemes that allow mainland Chinese residents to travel to Macau, quarantine and testing measures in Macau and elsewhere, travel and entry requirements, restrictions and bans in Macau, Hong Kong, Taiwan and certain cities and regions in mainland China, and the suspension of ferry services to Macau from Hong Kong and mainland China and other modes of transportation within Macau. At present, persons who are not residents of the Greater China area are barred from entry to Macau. Hong Kong and Taiwan residents as well as PRC citizens may be barred from entry to Macau dependent on their COVID-19 health test results and recent travel history. Quarantine requirements for those traveling between Hong Kong and Macau are in place and will remain effective until at least 7 September 2020, at which time they will be reviewed. Since 30 June 2020, however, there has been an increase of confirmed COVID-19 cases in Hong Kong. There is no assurance that existing quarantine requirements and conditions for travel between Hong Kong and Macau will not be extended or made more stringent. While most of the abovementioned factors continue to weigh on visitation to Macau, certain of these travel-related restrictions and requirements have eased since June 2020 as certain regions gradually recover from the COVID-19 Pandemic. Since mid-June 2020, certain groups of people such as students, teachers and certain non-Macau-resident workers who are PRC citizens could resume quarantine-free travel between Macau and Guangdong Province, provided that the traveler has had no recent travel history outside Guangdong Province, has tested negative for COVID-19 and has no known COVID-19 exposure or actual or suspected COVID-19 symptoms based on the traveler’s health declaration. Macau residents and certain other residents of Greater China with Chinese travel documents could resume quarantine-free travel from Macau to nine cities in Guangdong Province from mid-July, to the entire Guangdong Province from the end of July, and to most areas of mainland China recently, provided that the traveler has tested negative for COVID-19 within the prescribed time and achieved green status under the Macau or Guangdong Province Health Code system, which requires a declaration from the traveler and a finding by governmental authorities that the traveler has no known COVID-19 exposure or actual or suspected COVID-19 symptoms. Since 12 August 2020, the Chinese authorities have resumed the processing and issuance of non- tourist visas required by PRC citizens to travel to Macau for non-tourism purposes. In addition, since 12 August 2020, the Chinese authorities in Zhuhai have resumed the processing and issuance of tourist visas (including tourist visas for group tours and independent travelers under the PRC’s IVS) to travel to Macau. Zhuhai is a PRC city adjacent to Macau. The IVS was operational in nearly 50 PRC cities prior to its general suspension by the PRC government due to COVID-19-related concerns. It has been announced that the IVS will resume in Guangdong Province from 26 August 2020, and in other participating PRC cities from 23 September 2020. Given the evolving situation associated with the COVID-19 Pandemic, we are currently unable to determine when travel-related restrictions and requirements will be further lifted. Lifted measures may be reintroduced if there are adverse developments in the COVID-19 situation in Macau and other regions with access to Macau. We do not expect our business volume to materially improve until tourist visitation to Macau materially improves.

Interim Report 2020 33 Management Discussion and Analysis Once travel advisories and restrictions are lifted, demand for casino resorts may remain weak for a significant length of time and we cannot predict if and when our properties will return to pre- outbreak demand or pricing. In particular, consumer behavior related to discretionary spending and traveling, including demand for casino resorts may be negatively impacted by the adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth resulting from the impact of the COVID-19 Pandemic. In addition, we cannot predict the impact that the COVID-19 Pandemic will have on our partners, such as tenants, travel agencies, suppliers and other vendors. We may be adversely impacted as a result of the adverse impact that our partners suffer. As a result of all of the foregoing, we may be required to raise additional capital in the future and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings. If our credit ratings were to be downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing will be further negatively impacted. In addition, the terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or be unavailable due to our covenant restrictions then in effect. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations. In addition, the COVID-19 Pandemic has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further adverse impact on our financial condition and operations. Current economic forecasts for significant increases in unemployment due to the adoption of social distancing and other policies to slow the spread of the virus is likely to have a negative impact on demand for casino resorts, and these impacts could exist for an extensive period of time. The COVID-19 Pandemic has had and will continue to have an adverse effect on our results of operations, cash flows, financial condition and our ability to pay dividends. For example, due largely to a significant decrease in revenues in the six months ended 30 June 2020, we had net liabilities and negative equity as of 30 June 2020. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, the impact on our results of operations, cash flows and financial condition in 2020 and potentially thereafter will be material, but cannot be reasonably estimated at this time as it is unknown when the COVID-19 Pandemic will end, when or if our properties will return to pre- pandemic demand and pricing, when or how quickly the current travel restrictions will be eased and the resulting impact on our business and operations. To the extent the COVID-19 Pandemic adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks related to our business, including, but not limited to, those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

34 Wynn Macau, Limited Management Discussion and Analysis Revenues from our Macau gaming operations will end if we cannot secure an extension or renewal of our concession, or a new concession, by 26 June 2022, or if the Macau government exercises its redemption right. The term of our Concession Agreement with the Macau government ends on 26 June 2022. Unless the term of our Concession Agreement is extended or renewed or we receive a new gaming concession, subject to any separate agreement with the Macau government, all of our gaming operations, casino area and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations at the end of our Concession Agreement. The Macau government has publicly commented that it is studying the process by which concessions and subconcessions may be renewed, extended or issued. The relevant concession or subconcession held by SJM and MGM Macau was extended from 31 March 2020 to 26 June 2022 in March 2019. The relevant concession or subconcession held by Galaxy, SJM, Venetian Macau, MGM Macau and Melco also expire on 26 June 2022. Effective June 2017, the Macau government may redeem our Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under our concession. We are considering various options to place us in a good position for the renewal, extension or application process; however, we may not be able to extend our Concession Agreement or renew our Concession Agreement or obtain a new concession on terms favorable to us or at all. If our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of a gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows. We are subject to Macau Laws and Regulations. The cost of compliance or failure to comply with such regulations and authorities could have a negative effect on our business. The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws and regulations requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

Interim Report 2020 35 Management Discussion and Analysis WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming environment in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. Moreover, we are a subsidiary of WRL and therefore are subject to the risk that U.S. regulators could determine that Macau’s gaming regulatory framework has not developed in a way that would permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the applicable U.S. gaming authorities require us, to conduct our operations in the United States.

36 Wynn Macau, Limited Management Discussion and Analysis Our business is particularly sensitive to reductions in discretionary consumer spending as a result of downturns in the economy. The global macroeconomic environment is facing significant challenges, including an extended economic downturn, and even a potential global recession, caused primarily by the global COVID-19 Pandemic, dampened business sentiment and outlook, the U.S.-China trade disputes and recent declines in oil prices. The COVID-19 Pandemic has had, and will likely continue to have, a significant adverse effect on the global economy, as well as our business. See “Management Discussion and Analysis — Material Risk Factors — The COVID-19 Pandemic has had and will likely continue to have an adverse effect on our business, operations, financial condition, operating results and cash flows.” Recently there have also been heightened tensions in international relations, including between the United States and China. The United States and China have recently been involved in disputes over trade policies and practices and each has implemented or proposed to implement trade tariffs and other barriers or requirements which may effectively curb certain transactions. Sustained tensions between the United States and China over trade policies and practices could significantly undermine the stability of the global economy in general and the Chinese economy in particular. These tensions continued to escalate in 2020, relating mainly to the ongoing trade disputes and related retaliatory measures as well as other political factors. These recent events have also caused significant volatility in global equity and debt capital markets, which could trigger a severe contraction of liquidity in the global credit markets. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries, which may potentially impact the Chinese and regional economies. Our financial results have been, and are expected to continue to be, affected by the economy in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition. Consumer demand for hotels, casino resorts, trade shows, conventions and for the type of luxury amenities that we offer is particularly sensitive to downturns in the economy, which adversely affect discretionary spending on leisure activities. Because a significant number of our gaming customers come from mainland China, the economic condition of China, in particular, affects the gaming industry in Macau and our business. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions, high unemployment, perceived or actual changes in disposable consumer income and wealth, economic recession, changes in consumer confidence in the economy, fears of war and acts of terrorism could reduce customer demand for the luxury amenities and leisure activities we offer and may negatively impact our operating results.

Interim Report 2020 37 Management Discussion and Analysis Ongoing investigations, litigation and other disputes could distract management and result in negative publicity and additional scrutiny from regulators. We are subject to various claims related to our operations. These foregoing investigations, litigation and other disputes and any additional such matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our businesses. The investigations, litigation and other disputes may also lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, our gaming licenses and our ability to bid successfully for new gaming market opportunities. In addition, the actions, litigation and publicity could negatively impact our business, reputation and competitive position and could reduce demand for our shares and thereby have a negative impact on the trading prices of our shares. We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer. Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Our success depends upon our ability to attract, hire, and retain qualified operating, marketing, financial, and technical personnel in the future. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large-scale resorts that have recently opened or are expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key management and operating personnel would likely have a material adverse effect on our business, prospects, financial condition, and results of operations. Our operations in Macau may be negatively impacted by international relations, economic disruptions in mainland China, visa restrictions placed on citizens of mainland China, the anti- corruption campaigns, restrictions on international money transfers or similar campaigns. A significant number of our customers come from mainland China. Economic disruption, diseases, a deterioration of international relations between China and the U.S. or other countries, contraction or uncertainty in China could impact the number of customers visiting our properties or the amount they spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, Chinese government anti-corruption campaigns have influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. These campaigns, as well as mainland Chinese and Macau monetary outflow policies have specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines by mainland China citizens, the reduction of annual withdrawal limits from bank accounts while the account holder is outside of mainland China and “know your client” protocols implemented on ATM machines. These policies may affect and impact the number of visitors and the amount of money they spend. The overall effect of the campaigns and monetary transfer restrictions may negatively affect our revenues and results of operations.

38 Wynn Macau, Limited Management Discussion and Analysis Our business is particularly sensitive to the willingness of our customers to travel to and spend time at our resorts. Acts or the threat of acts of terrorism, outbreak of infectious disease, regional political events and developments in certain countries could cause severe disruptions in air and other travel and may otherwise negatively impact tourists’ willingness to visit our resorts. Such events or developments could reduce the number of visitors to our facilities, resulting in a material adverse effect on our business and financial condition, results of operations or cash flows. We are dependent on the willingness of our customers to travel. Only a small amount of our business is and will be generated by local residents. Most of our customers travel to reach our Macau properties. Acts of terrorism or concerns over the possibility of such acts may severely disrupt domestic and international travel, which would result in a decrease in customer visits to Macau, including our properties. Regional conflicts could have a similar effect on domestic and international travel. Disruptions in air or other forms of travel as a result of any terrorist act, outbreak of hostilities, escalation of war or worldwide infectious disease outbreak would have an adverse effect on our business and financial condition, results of operations and cash flows. In addition, governmental action and uncertainty resulting from U.S. and global political trends and policies, including potential barriers and restrictions to travel, trade and immigration can reduce demand for our hospitality products and services, and reduce visitation to our resorts. Our continued success depends on our ability to maintain the reputation of our resorts. Our strategy and integrated resort business model rely on positive perceptions of our resorts and the level of service we provide. Any deterioration in our reputation could have a material adverse effect on our business, results of operations and cash flows. Our reputation could be negatively impacted by our failure to deliver the superior design and customer service for which we are known or by events that are beyond our control. Our reputation may also suffer as a result of negative publicity regarding the Company or our resorts, including as a result of social media reports, regardless of the accuracy of such publicity. The continued expansion of media and social media formats has compounded the potential scope of negative publicity and has made it more difficult to control and effectively manage negative publicity.

Interim Report 2020 39 Management Discussion and Analysis We are entirely dependent on a limited number of resorts for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties. We are currently entirely dependent upon our Macau Operations for all of our operating cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following: • changes in local economic and competitive conditions; • the impact on the travel and leisure industry from factors such as an outbreak of an infectious disease, such as COVID-19, public incidents of violence, riots, demonstrations, extreme weather patterns or natural disasters, certain geopolitical events, military conflicts and any future security alerts and/or terrorist attacks in Macau and nearby regions; • changes in local governmental laws and regulations, or interpretations thereof, including gaming laws and regulations, anti-smoking legislation and China travel and visa policies; • extensive regulation of our business and the cost of compliance or failure to comply with applicable laws and regulations; • restrictions or conditions on visitation by citizens of mainland China to Macau, including as a result of the COVID-19 Pandemic and Chinese government’s ongoing anti-corruption campaign; • tightened control of cross-border fund transfers by the PRC government; • shortages of skilled and unskilled labor affecting construction, development and/or operations; • an increase in the cost of maintaining our properties; • a decline in the number of visitors to Macau; and • a decrease in gaming and non-casino activities at our resorts. Any of the factors outlined above could negatively affect our results of operations and our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt. We are a parent company and our primary source of cash is and will be distributions from our subsidiaries. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. For example, if the COVID-19 Pandemic continues to interrupt our gaming operations or visitation to Macau or if the outbreak escalates, it may have a material adverse effect on our subsidiaries’ results of operations and their ability to pay dividends or distributions to us.

40 Wynn Macau, Limited Management Discussion and Analysis Our casino, hotel, convention and other facilities face intense competition, which may further intensify in the future. The casino/hotel industry is highly competitive. Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 30 June 2020, there were 41 casinos in Macau, including 22 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 30 June 2020, there were 34,600 hotel rooms, 5,869 table games and 7,595 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Several of the current concessionaires and subconcessionaires have opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued development and further openings in Cotai expected in the near future. Wynn Palace and Wynn Macau also face competition from casinos located in Singapore, South Korea, the Philippines, Vietnam, Cambodia and Malaysia. We also encounter competition from other major gaming centers located around the world, including Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our Macau Operations. Increased competition could result in a loss of customers, which may negatively affect our cash flows and results of operations.

Interim Report 2020 41 Management Discussion and Analysis Any violation of applicable Anti-Money Laundering laws, regulations or the Foreign Corrupt Practices Act or sanctions could adversely affect our business, performance, prospects, value, financial condition, and results of operations. We deal with significant amounts of cash in our operations and are subject to various jurisdictions’ reporting and anti-money laundering laws and regulations. Macau governmental authorities focus heavily on the gaming industry and compliance with anti-money laundering laws and regulations. From time to time, the Company may receive governmental and regulatory inquiries about compliance with such laws and regulations. The Company will cooperate with all such inquiries. Any violation of anti-money laundering laws or regulations could adversely affect our business, performance, prospects, value, financial condition, and results of operations. Further, as a subsidiary of WRL, we are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to such laws and regulations. The Office of Foreign Assets Control and the Commerce Department administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Failure to comply with these laws and regulations could increase our cost of operations, reduce our profits, or otherwise adversely affect our business, financial condition, and results of operations. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our directors, employees, contractors or agents from violating or circumventing our policies and the law. If we or our directors, employees or agents fail to comply with applicable laws or Company policies governing our operations, the Company may face investigations, prosecutions and other legal proceedings and actions, which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

42 Wynn Macau, Limited Management Discussion and Analysis Adverse incidents or adverse publicity concerning our resorts or our corporate responsibilities could harm our brand and reputation and negatively impact our financial results. Our reputation and the value of our brand, including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business, are important assets. Our business faces increasing scrutiny related to environmental, social and governance activities, and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, sustainability, workplace conduct, human rights, philanthropy, and support for local communities. Any harm to our reputation could have a material adverse effect on our business, results of operations, and cash flows. Compliance with changing laws and regulations may result in additional expenses and compliance risks. Changing laws and regulations are creating uncertainty for gaming companies. These changing laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, further regulation of casinos, financial institutions and public companies is possible. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense. In addition, we are subject to different parties’ interpretation of our compliance with these new and changing laws and regulations. System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect our business. We rely on information technology and other systems (including those maintained by third parties with whom we contract to provide data services) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company employees, or employees of third-party vendors. The steps we take to deter and mitigate these risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations.

Interim Report 2020 43 Management Discussion and Analysis Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, misplaced or lost data, programming or human errors and other events. Cyber-attacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments. Despite the steps we have taken to deter and mitigate against these threats and risks, our systems, processes and security measures may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Any perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party, could disrupt our business, damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our customers’ and employees’ confidence in us, and adversely affect our business, results of operations and financial condition. Since we do not control third-party service providers and cannot guarantee that no electronic or physical computer break- ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility and reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows. Our business could suffer if there is any misappropriation of confidential or personally identifiable information gathered, stored or used by us. Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

44 Wynn Macau, Limited Management Discussion and Analysis Our business could suffer if our computer systems and websites are disrupted or cease to operate effectively. We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition. Our business may be adversely affected by fraud, cheating and theft. Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our customers with the aim of increasing their winnings. Our customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

Interim Report 2020 45 Management Discussion and Analysis Our business may be adversely affected by fraudulent websites. There has been a substantial increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites mainly target PRC citizens and often falsely represent affiliates of one or more Macau casinos and even the Macau government. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts of any kind. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, which may include retaining counsel and commencing litigation in various jurisdictions, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

46 Wynn Macau, Limited Management Discussion and Analysis If a third party successfully challenges our ownership of, or right to use, the Wynn-related trademarks and/or service marks, our business or results of operations could be harmed. We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “WYNN PALACE” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN” and other “WYNN”-related marks. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business.

Interim Report 2020 47 Management Discussion and Analysis Risks associated with our operations in Macau Our Macau Operations may be affected by adverse political and economic conditions. Our Macau Operations are subject to significant political, economic and social risks inherent in doing business in an emerging market. The future success of our Macau Operations will depend on political and economic conditions in Macau and mainland China. For example, fiscal decline, international relations, and civil, domestic or international unrest in Macau, China or the surrounding region could significantly harm our business, not only by reducing customer demand for casino resorts, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions, laws or regulations that might impede our Macau Operations or our ability to repatriate funds. The smoking control legislation in Macau could have an adverse effect on our business, financial condition, results of operations and cash flows. Under the Macau Smoking Prevention and Tobacco Control Law, as of 1 January 2019, smoking on casino premises is only permitted in authorized segregated smoking lounges with no gaming activities and such smoking lounges are required to comply with the conditions set out in the regulations. The existing smoking legislation, and any smoking legislation intended to fully ban all smoking in casinos, may deter potential gaming customers who are smokers from frequenting casinos in Macau and disrupt the number of patrons visiting or the amount of time visiting patrons spend at our property, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Extreme weather conditions may have an adverse impact on our Macau Operations. Macau’s subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms, such as Typhoon Mangkhut in 2018 and Typhoon Hato in 2017. Unfavorable weather conditions could negatively affect the profitability of our resorts and prevent or discourage guests from traveling to Macau. The occurrence and timing of such events cannot be predicted or controlled by us and may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

48 Wynn Macau, Limited Management Discussion and Analysis If our Macau Operations fail to comply with the Concession Agreement, the Macau government can terminate our concession without compensation to us, which would have a material adverse effect on our business and financial condition. The Macau government has the right to unilaterally terminate our concession in the event of our material non-compliance with the basic obligations under the concession and applicable Macau laws. The Concession Agreement expressly provides that the government of Macau may unilaterally rescind the Concession Agreement of our Macau Operations if it: • conducts unauthorized games or activities that are excluded from its corporate purpose; • suspends gaming operations in Macau for more than seven consecutive days (or more than 14 days in a civil year) without justification; • defaults in payment of taxes, premiums, contributions or other required amounts; • does not comply with government inspections or supervision; • systematically fails to observe its obligations under the concession system; • fails to maintain bank guarantees or bonds satisfactory to the government; • is the subject of bankruptcy proceedings or becomes insolvent; • engages in serious fraudulent activity, damaging to the public interest; or • repeatedly violates applicable gaming laws. If the government of Macau unilaterally rescinds the Concession Agreement, our Macau Operations will be required to compensate the government in accordance with applicable law, and the areas defined as casino space under Macau law and all of the gaming equipment pertaining to our gaming operations will be transferred to the government without compensation. The loss of our concession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business and financial condition.

Interim Report 2020 49 Management Discussion and Analysis We depend upon gaming promoters for a significant portion of our gaming revenue. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, our ability to maintain or grow our gaming revenues could be adversely affected. We may lose the clientele of our gaming promoters, who generate a significant portion of our gaming revenue. There is intense competition among casino operators in Macau for services provided by gaming promoters, which has intensified as additional casinos opened in Macau. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, or lose a significant number of our gaming promoters to our competitors, our ability to maintain or grow our gaming revenues will be adversely affected and we will have to seek alternative ways of developing relationships with VIP customers. In addition, if our gaming promoters are unable to develop or maintain relationships with our VIP customers, our ability to maintain or grow our gaming revenues will be hampered. The financial resources of our gaming promoters may be insufficient to allow them to continue doing business in Macau which could adversely affect our business and financial condition. Our gaming promoters may experience difficulty in attracting patrons. Economic and political factors in the region may cause our gaming promoters to experience difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. For instance, the COVID-19 Pandemic has adversely and materially affected the business volume of gaming promoters due to a decrease of visitor arrivals to Macau from mainland China and elsewhere. Further, gaming promoters may face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulties in collecting credit they extended previously. The inability to attract sufficient patrons, grant credit and collect amounts due in a timely manner may negatively affect our gaming promoters’ operations, causing gaming promoters to wind up or liquidate their operations or resulting in some of our gaming promoters leaving Macau. Current and any future difficulties could have an adverse impact on our results of operations. Increased competition for the services of gaming promoters may require us to pay increased commission rates to gaming promoters. Certain gaming promoters have significant leverage and bargaining strength in negotiating operational agreements with casino operators. This leverage could result in gaming promoters negotiating changes to our operational agreements, including higher commissions, or the loss of business to a competitor or the loss of certain relationships with gaming promoters. If we need to increase our commission rates or otherwise change our practices with respect to gaming promoters due to competitive forces, our results of operations could be adversely affected.

50 Wynn Macau, Limited Management Discussion and Analysis Failure by the gaming promoters with whom we work to comply with Macau gaming laws and high standards of probity and integrity might affect our reputation and ability to comply with the requirements of our concession, Macau gaming laws and other gaming licenses. The reputations and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our concession, Macau gaming laws and other gaming licenses. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. In addition, if we enter into a new business relationship with a gaming promoter whose probity is in doubt, this may be considered by regulators or investors to reflect negatively on our own probity. If our gaming promoters are unable to maintain required standards of probity and integrity, we may face consequences from gaming regulators with authority over our operations. Furthermore, if any of our gaming promoters violate the Macau gaming laws while on our premises, the Macau government may, in its discretion, take enforcement action against us, the gaming promoter, or each concurrently, and we may be sanctioned and our reputation could be harmed. In the event a gaming promoter does not meet its financial or other obligations, there can be no assurance that we may not be found liable, which could adversely impact our business, financial condition, results of operations and cash flows. Unfavorable changes in currency exchange rates could negatively impact our Macau Operations The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. Besides, the currency delineated in our Macau Operations’ Concession Agreement with the government of Macau is the Macau pataca.

Interim Report 2020 51 Management Discussion and Analysis The Macau pataca is linked to the Hong Kong dollar, and the two are often used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to changes in governmental policies and international economic and political developments. If the Hong Kong dollar and the Macau pataca are no longer linked to the U.S. dollar, the exchange rate for these currencies may severely fluctuate. The current rate of exchange fixed by the applicable monetary authorities for these currencies may also change. Because many of our payment and expenditure obligations are in Macau patacas and we expect that most of the revenues for any casino that we operate in Macau will be in Hong Kong dollars, we are subject to foreign exchange risk with respect to the exchange rate between the Hong Kong dollar and the Macau pataca. Also, in connection with any U.S. dollar-denominated debt we incur, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on our results of operations, financial condition and ability to service our debt. Currency exchange controls and currency export restrictions could negatively impact our Macau Operations. Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our Macau Operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our Macau Operations. Our Macau subsidiaries’ indebtedness is secured by a substantial portion of their assets. Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, our Macau subsidiaries’ debt is secured by liens on substantially all of their assets. In the event of a default by such subsidiaries under their financing documents, or if such subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of such secured debt would first be entitled to payment from their collateral security, and then would the holders of our Macau subsidiaries’ unsecured debt be entitled to payment from their remaining assets, and only then would we, as a holder of capital stock, be entitled to distribution of any remaining assets.

52 Wynn Macau, Limited Management Discussion and Analysis Conflicts of interest may arise because certain of our directors and officers are also directors of WRL. WRL, the Company’s controlling shareholder, is listed on the NASDAQ global select market. WRL owned approximately 72% of our Shares as of 30 June 2020. We and certain of our officers and Directors also serve as officers and/or directors of WRL. Decisions that could have different implications for us and WRL, including contractual arrangements that we have entered into or may in the future enter into with WRL, may give rise to the appearance of a potential conflict of interest. The Macau government has established a maximum number of gaming tables that can be operated in Macau and has limited the number of new gaming tables at new gaming areas in Macau. In connection with the opening of Wynn Palace, the DICJ authorized 100 new table games for operation at Wynn Palace, with 25 additional table games authorized for operation on 1 January 2017, and a further 25 new table games for operation on 1 January 2018, for a total of 150 new table games in the aggregate. In addition, we have and will continue to transfer table games between Wynn Palace and Wynn Macau, subject to the aggregate cap. As at 30 June 2020, we had a total of 325 table games at Wynn Palace and 331 at Wynn Macau. The mix of VIP table games, mass table games and slot machines in operation at Wynn Palace and Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. Failure to shift the mix of our games in anticipation of market demands and industry trends may negatively impact our operating results. Risks related to our indebtedness We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing. We have a substantial amount of consolidated debt in relation to our equity. Our indebtedness could have important consequences. For example: • failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements;

Interim Report 2020 53 Management Discussion and Analysis • servicing our indebtedness requires a substantial portion of our cash flow from our operations and reduces the amount of available cash, if any, to fund working capital and other cash requirements or pay for other capital expenditures; • we may not be able to obtain additional financing, if needed; and • rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase if market interest rates increase. We are exposed to interest rate risks associated with our credit facilities, which bear interest based on floating rates. We are exposed to interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. On 27 July 2017, the UK Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR benchmark after 2021 (the “FCA Announcement”). The FCA Announcement and a subsequent speech by the Director of Markets and Wholesale Policy at the FCA on 28 January 2019 indicated that the continuation of LIBOR on the current basis cannot and will not be guaranteed, and market participants should not rely on its publication after 2021. At the date of this interim report, it is not possible to predict the effect that any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated on certain debt instruments to be materially different from the rate that is currently expected.

54 Wynn Macau, Limited Management Discussion and Analysis The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin based on WRM’s leverage ratio. If LIBOR (or HIBOR) ceases to exist or if only one reference bank under the Wynn Macau Credit Facilities provides a quotation for LIBOR (or HIBOR) or if notice is served to us that the funding cost of our majority lender(s) exceed LIBOR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender is to certify an alternative basis for maintaining its participation in the affected borrowings which may include an alternative method of fixing the applicable interest rate, alternative interest periods and/or alternative currencies provided such basis reflects the cost of funding its participation. Each certified alternative basis is binding on WRM and treated as part of the credit facilities agreement and applicable related agreements. WRM may seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

Interim Report 2020 55 Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Date of Appointment Name Age Position as a Director Matthew Ode Maddox 44 Executive Director and Chief 28 March 2013   Executive Officer Ian Michael Coughlan 61 Executive Director and 16 September 2009  President Linda Chih-Ling Chen 53 Executive Director, Chief 16 September 2009   Operating Officer and   Vice Chairman of the Board Craig Scott Billings 47 Non-executive Director 17 August 2018 Allan Zeman, GBM, GBS, JP 72 Chairman of the Board 16 September 2009   and Independent   Non-executive Director Jeffrey Kin-fung Lam, GBS, JP 68 Independent Non-executive 16 September 2009  Director Bruce Philip Rockowitz 61 Independent Non-executive 16 September 2009  Director Nicholas Robert Sallnow-Smith 70 Independent Non-executive 16 September 2009  Director Leah Dawn Xiaowei Ye 62 Independent Non-executive 1 April 2019  Director

56 Wynn Macau, Limited Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 44, has been the Chief Executive Officer of the Company since 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox has been the Chief Executive Officer of Wynn Resorts, Limited since 7 February 2018. From November 2013 to May 2019, Mr. Maddox also served as the President of Wynn Resorts, Limited. Mr. Maddox has been a member of the board of directors of Wynn Resorts, Limited since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as Chief Executive Officer and Chairman of the board of directors of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 61, has been the President of the Company since 30 September 2016 and an Executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the operation and strategic development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

Interim Report 2020 57 Directors and Senior Management Ms. Linda Chen, aged 53, is the Vice Chairman, Chief Operating Officer and Executive Director of the Company, President and Executive Director of WRM, and President of Wynn International Marketing, Ltd.. Ms. Chen is responsible for global marketing and strategic development of Wynn Resorts, Limited. Ms. Chen is also the creator of “Wynn Care” — a corporate outreach initiative focused on social and charitable volunteer activities designed to benefit the greater Macau community. Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, has been President of WRM since March 2017, Executive Director and Chief Operating Officer of the Company since September 2009, and Chief Operating Officer of WRM since June 2002. Ms. Chen played an integral role in the openings of Wynn Resorts, Limited’s three integrated resorts, including Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd.. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012. Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for the global marketing development of the three integrated resorts MGM Grand, Bellagio and The Mirage. Ms. Chen was involved in the opening of Bellagio in 1998 and served as the Executive Vice President of International Marketing. Prior to that, she was part of the opening team for the MGM Grand in 1993 and The Mirage in 1989. Currently, Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau), a Director of the Macau Chamber of Commerce, and a member of the Tourism Development Committee, Government of Macao S.A.R., as well as a member of the Cultural Industries Committee, Government of Macao S.A.R.. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Non-executive Director Mr. Craig S. Billings, aged 47, was appointed as a non-executive Director of the Company on 17 August 2018. Mr. Billings was appointed as the President of Wynn Resorts, Limited in May 2019 and has been the Chief Financial Officer and Treasurer of Wynn Resorts, Limited since March 2017. Prior to joining Wynn Resorts, Limited, Mr. Billings was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs. He began his career in the audit practice of Deloitte & Touche. Mr. Billings served as a director and non-executive Chairman of NYX Gaming Group Limited, a company previously listed on the Toronto Stock Exchange, from December 2015 to January 2018. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

58 Wynn Macau, Limited Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 72, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB), Global Brands Group Holding Limited and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group.

Interim Report 2020 59 Directors and Senior Management In March 2018, Dr. Zeman was appointed by the HKSAR Chief Executive as a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development which aims to provide advice to the Chief Executive on Hong Kong’s strategic positioning in the global and regional contexts and direction of economic development aiming at enhancing Hong Kong’s competitiveness and growth potential. Dr. Zeman has been a member of the Human Resources Planning Commission (HRPC) since March 2018, which was a new initiative announced in the Chief Executive’s 2017 Policy Address and is chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. In November 2019, Dr. Zeman was awarded Honorary Doctorate Degree of Business Administration from Open University of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 68, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of Analogue Holdings Limited, CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-Cable Communications Limited and Wing Tai Properties Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016.

60 Wynn Macau, Limited Directors and Senior Management In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 61, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz was the CEO and Vice Chairman of Global Brands Group Holding Limited from 2014 to 2018 and was the Vice Chairman and non-executive director of the company from 2018 to 2019, a spinoff from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga chain operating in Hong Kong, Singapore, New York City and mainland China. He is currently the Chairman of Rock Media Ltd. and Legend Publishing Ltd.. Mr. Rockowitz is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology in New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

Interim Report 2020 61 Directors and Senior Management Mr. Nicholas Sallnow-Smith, aged 70, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. He was appointed an independent non-executive director of Livi Bank Ltd in Hong Kong in April 2019. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He was an Executive Committee member of the Hong Kong Youth Arts Foundation from 2008 to 2020. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

62 Wynn Macau, Limited Directors and Senior Management Ms. Leah Dawn Xiaowei Ye, aged 62, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye has been appointed as partner of Rimon Law with effect from 3 August 2020. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018. Ms. Ye was also the co- managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP. Ms. Ye has over 20 years of experience in Asia representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003. Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People’s Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye’s alias and former name is 葉小 瑋 .

Interim Report 2020 | 63

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Jay M. Schall	47	Executive Vice President and General Counsel[(1)], Executive Vice President — Legal
Craig Jeffrey Fullalove	38	Senior Vice President — Chief Financial Officer

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	51	Chief Operating Officer
Stratoe Koutsouridis	57	Senior Vice President — Casino Operations
Elsie Guerrero	64	Vice President — Casino Operations
Lau Tak Meng	54	Vice President — Human Resources

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	48	Chief Operating Officer
Kristoffer Luczak	51	Executive Vice President — Food & Beverage
Michael Francis Clifford	57	Senior Vice President — Casino Operations
Mo Yin Mok	59	Senior Vice President — Human Resources[(1)]
Peter James Barnes	61	Senior Vice President — Security & Corporate Investigation

Note:

(1) Position held in the Company

64 Wynn Macau, Limited Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Wynn Resorts (Macau) S.A. Mr. Jay M. Schall, aged 47, is the Executive Vice President and General Counsel of the Company, Executive Vice President — Legal of WRM, and General Counsel — Asia for Wynn Resorts, Limited. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 20 years of experience in the legal field, including over 16 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Mr. Craig Jeffrey Fullalove, aged 38, is the Senior Vice President — Chief Financial Officer, effective 13 January 2020. In this position, Mr. Fullalove is responsible for the leadership and administration of WRM’s finance division. Prior to joining the Group, Mr. Fullalove was the Senior Vice President and Chief Financial Officer for Asian Coast Development Limited (ACDL). Mr. Fullalove has over 16 years of international experience in finance, having worked previously in South Africa, the United Kingdom, Canada and Vietnam. Prior to joining ACDL, Mr. Fullalove had worked with Deloitte & Touche for 9 years in various roles within both audit and financial advisory. Mr. Fullalove is a qualified Chartered Accountant and holds a Bachelor of Commerce from the University of Cape Town. Wynn Macau Mr. Ciarán Pearse Carruthers, aged 51, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for more than 30 years and in the Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands.

Interim Report 2020 65 Directors and Senior Management Mr. Stratoe Koutsouridis, aged 57, is the Wynn Macau Senior Vice President — Casino Operations, a position he has held since September 2018. Mr. Koutsouridis joined Wynn Macau in 2017 as Vice President — Casino Operations. He leads and oversees mass and Wynn Club Gaming operations, slot operations, casino administration, staffing, training, budgeting and business operations for Wynn Macau. Mr. Koutsouridis is a career gaming professional who has worked in casinos for more than 30 years across multiple jurisdictions in Australia, Greece, Tinian and Macau, where he has worked and resided since 2005. Prior to this position, Mr. Koutsouridis held the position of Vice President of Operations, where he managed multiple business units and departments, at Venetian Macau. Ms. Elsie Guerrero, aged 64, is the Wynn Macau Vice President — Casino Operations, a position she has held since March 2018. Ms. Guerrero is responsible for overseeing VIP Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015 and she was the Assistant Vice President — Wynn Club Gaming at Wynn Macau from July 2015 to February 2018. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 40 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Mr. Lau Tak Meng, aged 54, is the Wynn Macau Vice President — Human Resources, a position he has held since 1 January 2019. Mr. Lau is responsible for leading and overseeing Wynn Macau human resources operations. Prior to this position, he was the Executive Director — Human Resources from April to December 2018 and he was the Director — Human Resources from July 2007 to March 2018. He joined Wynn Macau pre-opening as Personnel Administration Manager in January 2005. Before joining Wynn Macau, Mr. Lau held a variety of human resources roles at hotels in Macau, including The Landmark Macau, New World Emperor Macau and Holiday Inn Macau. He has more than 29 years of experience in Macau’s human resources and hospitality industry. He holds a Bachelor Degree of Business Administration at University of Macau, major in Human Resources Management.

66 Wynn Macau, Limited Directors and Senior Management Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 48, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 25 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Kristoffer Luczak, aged 51, is the Executive Vice President — Food & Beverage, a position he has held since September 2017. Mr. Luczak is responsible for overseeing the food and beverage division at both Wynn Macau and Wynn Palace, and providing group management oversight including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group in June 2017, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Raffles Hotel Singapore, The Peninsula Bangkok, Dusit Thani Bangkok and The Oberoi, Bali. Mr. Michael Francis Clifford, aged 57, is the Wynn Palace Senior Vice President — Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has over 27 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main floor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International.

Interim Report 2020 67 Directors and Senior Management Ms. Mo Yin Mok, aged 59, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Mr. Peter James Barnes, aged 61, is the Wynn Palace Senior Vice President – Security & Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsim Sha Tsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997.

68 Wynn Macau, Limited Directors and Senior Management OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, Asia’s leading business expansion specialist. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Chartered Governance Institute (formerly “The Institute of Chartered Secretaries and Administrators”) in the United Kingdom. She has also been elected as the Council member of HKICS and the vice chairman of the Education Committee of HKICS for 2020. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS. Ms. Ho has obtained an MBA from the Hong Kong Polytechnic University.

Interim Report 2020 69 Other Information DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2020, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Total Approximate Personal Corporate Number Percentage of Name of Director Interest Family Interest Interest Other Interest of Shares Shareholding Allan Zeman 662,800 — — — 662,800 0.01% (Long Position)(1) (Long Position)(1) 5,068,200 — — — 5,068,200 — (Long Position)(1) (Long Position)(1) Nicholas Sallnow-Smith — 10,000 — 276,000 286,000 0.01% (Long Position)(2) (Long Position)(2) (Long Position)(2) 3,104,000 — — — 3,104,000 — (Long Position)(2) (Long Position)(2) Bruce Rockowitz 662,800 — — — 662,800 0.01% (Long Position)(3) (Long Position)(3) 2,767,200 — — — 2,767,200 — (Long Position)(3) (Long Position)(3)

70 Wynn Macau, Limited Other Information DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (Continued) Total Approximate Personal Corporate Number Percentage of Name of Director Interest Family Interest Interest Other Interest of Shares Shareholding Jeffrey Kin-fung Lam 3,084,000 — — — 3,084,000 — (Long Position)(4) (Long Position)(4) Leah Dawn Xiaowei Ye 1,055,000 — — — 1,055,000 — (Long Position)(5) (Long Position)(5) Notes: (1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option schemes, Dr. Allan Zeman is interested in share options for 5,068,200 Shares as at 30 June 2020. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith is interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option schemes, Mr. Sallnow- Smith is interested in share options for 3,104,000 Shares as at 30 June 2020. (3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option schemes, Mr. Rockowitz is interested in share options for 2,767,200 Shares as at 30 June 2020. (4) Pursuant to the Company’s share option schemes, Mr. Jeffrey Kin-fung Lam is interested in share options for 3,084,000 Shares as at 30 June 2020. (5) Pursuant to the Company’s share option schemes, Ms. Leah Dawn Xiaowei Ye is interested in share options for 1,055,000 Shares as at 30 June 2020.

Interim Report 2020 | 71

Other Information

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Matthew O. Maddox	581,754 (Long Position)[1]	—	—	—	581,754 (Long Position)[1]	0.54%
Ian Michael Coughlan	216,667 (Long Position)[2]	—	—	—	216,667 (Long Position)[2]	0.20%
Linda Chen	338,181 (Long Position)[3]	—	—	—	338,181 (Long Position)[3]	0.31%
Craig S. Billings	82,319 (Long Position)[4]	—	—	—	82,319 (Long Position)[4]	0.08%

Notes:

(1) Mr. Matthew O. Maddox was interested in 581,754 WRL shares as at 30 June 2020.

(2) Mr. Ian Michael Coughlan was interested in 216,667 WRL shares as at 30 June 2020.

(3) Ms. Linda Chen was interested in 338,181 WRL shares as at 30 June 2020. On 27 Jul 2020, Ms. Chen disposed of 11,552 WRL shares.

(4) Mr. Craig S. Billings was interested in 82,319 WRL shares as at 30 June 2020.

72 Wynn Macau, Limited Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 30 June 2020, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Percentage of the issued share Capacity/Nature of Number of capital of the Name Interest Shares Company WM Cayman Holdings Limited I(1) Beneficial interest 3,750,000,000 72.15% (Long Position) Wynn Group Asia, Inc.(1) Interest of a controlled 3,750,000,000 72.15%  Corporation (Long Position) Wynn Resorts Finance, LLC(1) Interest of a controlled 3,750,000,000 72.15%  Corporation (Long Position) Wynn Resorts Holdings, LLC(1) Interest of a controlled 3,750,000,000 72.15%  Corporation (Long Position) Wynn Resorts, Limited(1) Interest of a controlled 3,750,000,000 72.15%  Corporation (Long Position) The Capital Group Companies, Inc.(2) Interest of a controlled 463,166,107 8.91%  Corporation (Long Position) Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 463,166,107 Shares, comprising (i) 427,884,295 Shares held by a wholly-owned subsidiary, Capital Research and Management Company; (ii) 33,711,055 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 32,346,798 Shares held by Capital International, Inc., 208,300 Shares held by Capital International Limited and 1,155,957 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc.; and (iii) 1,570,757 Shares held by a wholly-owned subsidiary, Capital Bank & Trust Company.

Interim Report 2020 73 Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2020. REMUNERATION POLICY As at 30 June 2020, the Group had approximately 13,400 employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards will enroll in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying in the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of the Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds, and the assets of CPF are also overseen by the Macau government. The Company also has an employee ownership scheme and share option schemes. Further details on the Company’s employee ownership scheme and share option schemes are set out below.

74 Wynn Macau, Limited Other Information EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the Employee Ownership Scheme (the “Ownership Scheme”), enabling employees or officers of any member of the Group to become shareholders of the Company, with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. Staff and line management are each granted 1,000 non-vested shares upon joining the Group. Senior management personnel is each granted non-vested shares annually as a component of their total compensation. These non-vested shares are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law. In May 2020, an ordinary resolution was passed at the Company’s annual general meeting to increase the scheme limit under the Employee Ownership Scheme from 50,000,000 Shares to 75,000,000 Shares. The following table discloses the movement of non-vested Shares during the six months ended 30 June 2020. Weighted Average Grant Date Number Fair Value of Shares (HK$) Non-vested as at 1 January 2020 9,666,163 18.34 Granted during the period 3,440,788 15.89 Forfeited during the period (536,033) 18.97 Vested during the period (1,395,945) 11.16 Non-vested as at 30 June 2020 11,174,973 18.45 Furthermore, the following table sets forth the total Shares granted to employees, net of forfeitures, and the associated fair values as at 30 June 2020. Number of Number of Fair Value employees Shares (HK$) Total Shares vested 10,608 10,700,605 142,746,071 Total Shares non-vested 6,711 11,174,973 149,074,140 As at 30 June 2020 14,790 21,875,578 291,820,211

Interim Report 2020 75 Other Information SHARE OPTION SCHEMES The Company adopted a share option scheme (“Original Share Option Scheme”) on 16 September 2009 until it was terminated upon the Company’s adoption of a new share option scheme on 30 May 2019 (“WML Share Option Scheme”). The purpose of the share option schemes is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. Upon the termination of the Original Share Option Scheme on 30 May 2019, no further options may be offered or granted under the Original Share Option Scheme but in all other respects the provisions of the Original Share Option Scheme shall remain in full force and effect in respect of options which are granted during the life of the Original Share Option Scheme and which remain unexpired immediately prior to the termination of the operation of the Original Share Option Scheme. The WML Share Option Scheme was adopted for a period of 10 years commencing from 30 May 2019. The maximum number of Shares which may be issued pursuant to the WML Share Option Scheme is 519,695,860 Shares. Except for the number of the options that may be granted and the expiry date of the WML Share Option Scheme, the terms of the WML Share Option Scheme and Original Share Option Scheme are the same in all material respect.

76 Wynn Macau, Limited Other Information SHARE OPTION SCHEMES (CONTINUED) The following table discloses movements in the Company’s share options outstanding during the period ended 30 June 2020. Number of share options Exercise Expired/ price of lapsed/ share As at Granted Exercised canceled As at options Date of grant of 1 January during the during the during 30 June Exercise period of per Share Name of Director share options(1) 2020 period(2) period(3) the period 2020 share options (HK$) Dr. Allan Zeman 17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96 16 May 2021 16 May 2013 200,000 — — — 200,000 16 May 2014 to 24.87 15 May 2023 15 May 2014 161,000 — — — 161,000 15 May 2015 to 31.05 14 May 2024 21 May 2015 190,200 — — — 190,200 21 May 2016 to 15.46 20 May 2025 25 May 2016 387,000 — — — 387,000 25 May 2017 to 11.58 24 May 2026 1 June 2017 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 June 2018 188,000 — — — 188,000 1 June 2019 to 29.73 31 May 2028 6 December 2018 1,825,000 — — — 1,825,000 6 December 2019 to 18.94 5 December 2028 15 January 2020 — 1,715,000 — — 1,715,000 15 January 2021 to 20.15 14 January 2030

Interim Report 2020 77 Other Information SHARE OPTION SCHEMES (CONTINUED) Number of share options Exercise Expired/ price of lapsed/ share As at Granted Exercised canceled As at options Date of grant of 1 January during the during the during 30 June Exercise period of per Share Name of Director share options(1) 2020 period(2) period(3) the period 2020 share options (HK$) Mr. Nicholas 25 March 2010 50,000 — (50,000) — — 25 March 2011 to 10.92  Sallnow-Smith 24 March 2020 17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96 16 May 2021 5 June 2012 114,000 — — — 114,000 5 June 2013 to 19.04 4 June 2022 16 May 2013 200,000 — — — 200,000 16 May 2014 to 24.87 15 May 2023 15 May 2014 161,000 — — — 161,000 15 May 2015 to 31.05 14 May 2024 21 May 2015 317,000 — — — 317,000 21 May 2016 to 15.46 20 May 2025 25 May 2016 483,000 — — — 483,000 25 May 2017 to 11.58 24 May 2026 1 June 2017 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 June 2018 188,000 — — — 188,000 1 June 2019 to 29.73 31 May 2028 6 December 2018 639,000 — — — 639,000 6 December 2019 to 18.94 5 December 2028 15 January 2020 — 600,000 — — 600,000 15 January 2021 to 20.15 14 January 2030

78 Wynn Macau, Limited Other Information SHARE OPTION SCHEMES (CONTINUED) Number of share options Exercise Expired/ price of lapsed/ share As at Granted Exercised canceled As at options Date of grant of 1 January during the during the during 30 June Exercise period of per Share Name of Director share options(1) 2020 period(2) period(3) the period 2020 share options (HK$) Mr. Bruce Rockowitz 17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96 16 May 2021 16 May 2013 200,000 — — — 200,000 16 May 2014 to 24.87 15 May 2023 15 May 2014 161,000 — — — 161,000 15 May 2015 to 31.05 14 May 2024 21 May 2015 190,200 — — — 190,200 21 May 2016 to 15.46 20 May 2025 25 May 2016 387,000 — — — 387,000 25 May 2017 to 11.58 24 May 2026 1 June 2017 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 June 2018 188,000 — — — 188,000 1 June 2019 to 29.73 31 May 2028 6 December 2018 639,000 — — — 639,000 6 December 2019 to 18.94 5 December 2028 15 January 2020 — 600,000 — — 600,000 15 January 2021 to 20.15 14 January 2030

Interim Report 2020 | 79

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Name of Director	Date of grant of share options[1]	Number of share options: As at 1 January 2020	Granted during the period[2]	Exercised during the period[3]	Expired/lapsed/canceled during the period	As at 30 June 2020	Exercise period of share options	Exercise price of share options per Share (HK$)
Mr. Jeffrey Kin-fung Lam	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	190,000	—	—	—	190,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	—	600,000	—	—	600,000	15 January 2021 to 14 January 2030	20.15
Ms. Leah Dawn Xiaowei Ye	1 April 2019	455,000	—	—	—	455,000	1 April 2020 to 31 March 2029	19.80
	15 January 2020	—	600,000	—	—	600,000	15 January 2021 to 14 January 2030	20.15
Total		11,013,400	4,115,000	(50,000)	—	15,078,400

80 Wynn Macau, Limited Other Information SHARE OPTION SCHEMES (CONTINUED) The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s Original Share Option Scheme adopted on 16 September 2009, which was terminated on 30 May 2019. Share options granted pursuant to the WML Share Option Scheme adopted on 30 May 2019 upon the termination of the Original Share Option Scheme. (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$20.10. (3) The closing price of the Company’s Shares immediately before the date on which the options were exercised during the period was HK$19.72. The fair value of the share options granted during the six months ended 30 June 2020 was estimated at HK$4.54 per option (six months ended 30 June 2019: HK$4.31 per option) based on the Black- Scholes pricing model. The following table lists the assumptions used in estimating the fair values of the share options on the date of grant. For the Six Months Ended 30 June 2020 2019 Expected dividend yield 5.7% 5.7% Expected stock price volatility 41.6% 40.7% Risk-free interest rate 1.5% 1.4% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 20.15 19.80 Exercise price (HK$ per Share) 20.15 19.80 Changes in subjective assumptions could materially affect the fair value estimate.

Interim Report 2020 81 Other Information PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the six months ended 30 June 2020. CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the six months ended 30 June 2020. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2020. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

82 Wynn Macau, Limited Other Information QUARTERLY REPORTING BY WYNN RESORTS, LIMITED (CONTINUED) In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes to require the Company to repurchase such notes. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Under the indentures of the WML 2026 Notes and WML 2029 Notes, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. For further details, please refer to the Company’s announcements dated 14 September 2017, 11 December 2019, and 14 June 2020. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

Interim Report 2020 83 Other Information LITIGATION The Group did not have any material litigation outstanding as at 30 June 2020. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits. CHANGE IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B (1) of the Listing Rules, the change in information of Directors of the Company is set out below: • Mr. Jeffrey Kin-fung Lam ceased to be the Chairman of Aviation Security Company Limited on 14 June 2020.

84 Wynn Macau, Limited Other Information REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit and Risk Committee members which comprises three independent non- executive Directors: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman and by the Company’s auditor in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Allan Zeman Chairman Hong Kong, 14 August 2020

Interim Report 2020 85 Report on Review of Interim Financial Information 22/F CITIC Tower 1 Tim Mei Avenue Central Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the accompanying interim financial information of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) set out on pages 87 to 119 which comprises the condensed consolidated statement of financial position as at 30 June 2020 and the related condensed consolidated statement of profit or loss and other comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated statement of cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

86 Wynn Macau, Limited Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 14 August 2020

Interim Report 2020 87 Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands, Notes except for per Share amounts) (unaudited) (unaudited) Operating revenues  Casino 2,979,751 16,340,209  Rooms 316,393 1,112,528   Food and beverage 238,987 772,955   Retail and other 430,455 803,012 3,965,586 19,028,704 Operating costs and expenses   Gaming taxes and premiums 1,842,067 8,897,580   Staff costs 2,376,441 2,642,638   Other operating expenses 3 1,249,773 2,540,623  Depreciation 1,474,145 1,451,211   Property charges and other 194,350 10,136 7,136,776 15,542,188 Operating (loss)/profit (3,171,190) 3,486,516 Finance revenues 4 65,966 37,621 Finance costs 5 (896,589) (739,901) Net foreign currency differences 97,180 38,099 Loss on extinguishment of debt (7,637) — (741,080) (664,181) (Loss)/profit before tax (3,912,270) 2,822,335 Income tax expense 6 6,214 6,214 Net (loss)/profit attributable to owners of the Company (3,918,484) 2,816,121 Other comprehensive income/(loss) Other comprehensive income/(loss) that may be   reclassified to profit or loss in subsequent periods:   Currency translation reserve — (1,233) Other comprehensive income/(loss) for the period — (1,233) Total comprehensive (loss)/income attributable to owners   of the Company (3,918,484) 2,814,888 Basic and diluted (loss)/earning per Share (HK$) 7 (0.76) 0.54

88 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 31 December 2020 2019 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets   Property and equipment and construction in progress 10 29,756,411 30,885,928   Right-of-use assets 1,934,393 2,019,444  Goodwill 398,345 398,345   Deposits for acquisition of property and equipment 6,900 28,290   Other non-current assets 600,040 606,803   Restricted cash and cash equivalents 13,830 17,471 Total non-current assets 32,709,919 33,956,281 Current assets  Inventories 351,033 346,604   Trade and other receivables 11 1,309,963 1,552,991   Prepayments and other current assets 123,403 143,212   Amounts due from related companies 17 134,877 187,097   Restricted cash and cash equivalents 7,818 16,331   Cash and cash equivalents 18,859,530 14,087,486 Total current assets 20,786,624 16,333,721 Current liabilities   Accounts payable 12 356,251 402,395   Interest-bearing borrowings 14 1,922,487 2,132,855   Lease liabilities 93,869 109,024   Construction payables and accruals 425,019 490,380   Other payables and accruals 13 7,725,818 7,769,824   Amounts due to related companies 17 17,197 111,527   Income tax payables 6,214 12,427   Other current liabilities 141,935 24,652 Total current liabilities 10,688,790 11,053,084 Net current assets 10,097,834 5,280,637 Total assets less current liabilities 42,807,753 39,236,918

Interim Report 2020 89 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 31 December 2020 2019 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities   Interest-bearing borrowings 14 44,083,287 36,461,883   Lease liabilities 431,520 453,770   Construction retentions payable 4,055 1,315   Other payables and accruals 13 71,992 144,297   Other long-term liabilities 80,879 188,897 Total non-current liabilities 44,671,733 37,250,162 Net (liabilities)/assets (1,863,980) 1,986,756 Equity (Deficiency in assets)/equity attributable to   owners of the Company   Issued capital 5,197 5,197   Share premium account 385,152 388,533   Shares held for employee ownership scheme (159,046) (178,785)  (Deficit)/reserves (2,095,283) 1,771,811 Total (deficiency in assets)/equity (1,863,980) 1,986,756 Approved and authorized for issue by the Board on 14 August 2020. Matthew O. Maddox Ian Michael Coughlan Director Director

90 | Wynn Macau, Limited

Interim Financial Information
Condensed Consolidated Statement of Changes in Equity

	Note	Issued Capital HK$	Share Premium Account HK$	Shares Held for Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves** HK$	Statutory Reserve* HK$	Retained Earnings/ (Accumulated Loss)* HK$	Currency Translation Reserve* HK$	Total (Deficiency in Assets)/ Equity HK$
		Attributable To Owners Of The Company				(in thousands)				
At 1 January 2020 (audited)		5,197	388,533	(178,785)	735,796	554,740	48,568	416,840	15,867	1,986,756
Net loss for the period		—	—	—	—	—	—	(3,918,484)	—	(3,918,484)
Total comprehensive loss for the period		—	—	—	—	—	—	(3,918,484)	—	(3,918,484)
Share-based payments		—	—	—	66,361	—	—	—	—	66,361
Exercise of share options		—	779	—	(233)	—	—	—	—	546
Transfer to share premium upon vesting of awards under the employee ownership scheme		—	(4,160)	19,739	(15,579)	—	—	—	—	—
Returned dividend from forfeited awards under the employee ownership scheme		—	—	—	—	—	—	841	—	841
At 30 June 2020 (unaudited)		5,197	385,152	(159,046)	786,345	554,740	48,568	(3,500,803)	15,867	(1,863,980)
At 1 January 2019 (audited)		5,197	385,288	(160,749)	633,824	554,740	48,568	34,491	17,100	1,518,459
Net profit for the period		—	—	—	—	—	—	2,816,121	—	2,816,121
Changes in currency translation reserve		—	—	—	—	—	—	—	(1,233)	(1,233)
Total comprehensive income for the period		—	—	—	—	—	—	2,816,121	(1,233)	2,814,888
Share-based payments		—	—	—	77,392	—	—	—	—	77,392
Transfer to share premium upon vesting of awards under the employee ownership scheme		—	4,653	8,095	(12,748)	—	—	—	—	—
Returned dividend from forfeited awards under the employee ownership scheme		—	—	—	—	—	—	1,584	—	1,584
2018 final dividend declared	8	—	—	—	—	—	—	(2,338,631)	—	(2,338,631)
At 30 June 2019 (unaudited)		5,197	389,941	(152,654)	698,468	554,740	48,568	513,565	15,867	2,073,692

* These reserve accounts comprised the consolidated deficit of HK$2.10 billion in the condensed consolidated statement of financial position as at 30 June 2020. As at 31 December 2019, these reserve accounts comprised the consolidated reserves of HK$1.77 billion in the consolidated statement of financial position.

\# "Other reserves" as at 1 January 2019, 30 June 2019, 1 January 2020 and 30 June 2020 was composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

Interim Report 2020 91 Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2020 2019 HK$ HK$ Note (in thousands) (unaudited) (unaudited) Net cash flows (used in)/generated from operating activities (1,445,793) 4,199,846 Investing activities   Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable (471,695) (716,134)   Proceeds from sale of property and equipment and   other assets 57 10   Proceeds from insurance claims 16,561 —   Interest received 69,681 48,684   Increased in restricted cash and cash equivalents (107) — Net cash flows used in investing activities (385,503) (667,440) Financing activities   Proceeds from borrowings 11,453,563 586,382   Repayment of borrowings (3,893,976) (4,694,750)   Interest paid (807,962) (677,329)   Decrease/(increase) in restricted cash and   cash equivalents 12,261 (1,064)   Dividends paid 8 (4,644) (2,336,815)   Payments of debt financing costs (52,744) (5,854)   Payments of principal component of lease liabilities (50,125) (61,754)   Payments of interest component of lease liabilities (6,360) (13,617)   Proceeds from exercise of share options 546 — Net cash flows generated from/(used in)   financing activities 6,650,559 (7,204,801) Net increase/(decrease) in cash and cash equivalents 4,819,263 (3,672,395) Cash and cash equivalents as at 1 January 14,087,486 9,526,423 Effect of foreign exchange rate changes, net (47,219) (4,305) Cash and cash equivalents as at 30 June 18,859,530 5,849,723

92 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group is a party to land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the shares of the Company and approximately 28% of the shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Interim Report 2020 | 93

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2020

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2020:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment Holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment Holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment Holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment Holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding as at 30 June 2020 or at any time during the six months ended 30 June 2020.

94 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2019. In early January 2020, an outbreak of a respiratory illness caused by a novel coronavirus was identified and the disease has since spread rapidly across the world causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 (the “COVID-19 Pandemic”).The COVID-19 Pandemic has had and will continue to have an adverse effect on the Group’s results of operations. The Group is currently unable to determine when COVID-19 specific protective measures in effect at our Macau Operations will be lifted. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 Pandemic and around the imposition or relaxation of protective measures, management cannot reasonably estimate the impact to the Group’s future results of operations, cash flows, or financial condition. As of 30 June 2020, the Group was in a deficiency in total assets of HK$1.86 billion. Nonetheless, the Group had total cash and cash equivalents, excluding restricted cash, of HK$18.86 billion, and had access to approximately HK$186.5 million of available borrowing capacity from the revolving credit facility of the Wynn Macau Credit Facilities. In addition, the Group has undertaken various cost containment initiatives and postponed major project capital expenditures to manage through the current environment. Given the Group’s liquidity position as at 30 June 2020 and the steps the Group has taken as further described in note 14, the Group believes it is able to support continuing operations and respond to the current COVID-19 Pandemic challenges.

Interim Report 2020 95 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 2.2 IMPACT OF REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim financial information are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2019, except for the adoption of following revised standards effective as of 1 January 2020: Amendments to IFRS 3 Definition of a Business Amendments to IAS 1 Definition of Material   and IAS 8 Amendments to IFRS 9, Interest Rate Benchmark Reform   IAS 39 and IFRS 7 The adoption of these revised standards has no significant financial effect on the interim financial information and there has been no significant change to the accounting policies applied in the interim financial information. 2.3 ISSUED BUT NOT YET EFFECTIVE IFRS The Group has not applied the following revised IFRS, that has been issued but is not yet effective, in the interim financial information. Amendments to IFRS 16 Covid-19-Related Rent Concessions1 1 Effective for annual periods beginning on or after 1 June 2020 The revised IFRS is not expected to have a significant impact on the financial position and performance of the Group. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. 2.4 SEGMENT REPORTING Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2020, the Group reviews Wynn Palace and Wynn Macau as two reportable segments. Refer to note 9 for segment information.

96 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) (unaudited) (unaudited) Repairs and maintenance 207,226 268,263 Provision for credit losses, net 179,009 22,171 License fees 171,675 701,918 Utilities and fuel 128,460 169,566 Cost of sales 104,183 379,150 Operating supplies and equipment 92,587 251,522 Contracted services 89,685 162,540 Advertising and promotions 81,086 254,357 Corporate support services and other 31,173 33,230 Other support services 22,731 29,326 Auditor’s remuneration 4,028 4,566 Other expenses 137,930 264,014 1,249,773 2,540,623 4. FINANCE REVENUES For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from cash at banks 65,966 37,621

Interim Report 2020 97 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 5. FINANCE COSTS For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense 820,717 656,837 Amortization of debt financing costs 58,855 56,605 Interest expense on lease liabilities 13,291 13,134 Bank fees for unused facilities 3,726 13,617 Less: capitalized interest — (292) 896,589 739,901 For the six months ended 30 June 2020, no interest was capitalized. For the six months ended 30 June 2019, interest of approximately HK$292,000 was capitalized using a weighted average rate of 4.40%. 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2020 and 2019 were: For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 6,214 6,214 6,214 6,214

98 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 6. INCOME TAX EXPENSE (CONTINUED) No provision for Hong Kong profits tax for the six months ended 30 June 2020 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2019: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2019: 12%). For the six months ended 30 June 2020, the tax provision of HK$6.2 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2019: HK$6.2 million). On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective through 31 December 2020. In April 2020, WRM received an extension of the exemption through 26 June 2022, the date Concession Agreement expires. For the six months ended 30 June 2019, the Group was exempted from the payment of HK$331.3 million. For the six months ended 30 June 2020, the Group did not have any casino gaming profits exempted from the Macau Complementary Tax. The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. In March 2020, WRM applied for an extension of this agreement for an additional five years through 2025. The extension is subject to approval and may only extend through 26 June 2022, the date Concession Agreement expires. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2015 to 2019 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administrative Region (the “Financial Services Bureau”). In January 2020, the Financial Services Bureau commenced examination of Palo’s 2015 and 2016 Macau Complementary Tax returns. In July 2020, the Financial Services Bureau issued final tax assessments for Palo for the years 2015 and 2016 and the examination resulted in no change to the tax returns. In July 2020, the Financial Services Bureau issued final tax assessments for WRM for the years 2015 and 2016, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards.

Interim Report 2020 99 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 6. INCOME TAX EXPENSE (CONTINUED) Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. The Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. As at 30 June 2020, the Group had unrecognized tax losses of HK$7.68 billion (31 December 2019: HK$6.26 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authority. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 7. LOSS/EARNING PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic loss/earning per Share for the six months ended 30 June 2020 is based on the consolidated net loss/profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,185,483,602 during the period (six months ended 30 June 2019: 5,185,343,268), excluding Shares issued, purchased and reserved for the Company’s employee ownership scheme. No Shares (six months ended 30 June 2019: nil) were purchased and reserved and 180,000 Shares (six months ended 30 June 2019: nil) were issued and reserved for the Company’s employee ownership scheme during the six months ended 30 June 2020. No adjustment had been made to the basic loss per Share amount presented for the six months ended 30 June 2020 in respect of a dilution as the impact of the share options and vesting of awards had an anti-dilutive effect on the basic loss per Share amount presented. The calculation of diluted earning per Share for the six months ended 30 June 2019 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,190,713,932 including the weighted average number of Shares in issue of 5,185,343,268 during the period plus the weighted average number of potential Shares of 5,370,664 arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme.

100 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 8. DIVIDEND For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) (unaudited) (unaudited) 2018 final dividend of HK$0.45 per Share declared — 2,338,631 — 2,338,631 No interim dividend was declared for the six months ended 30 June 2020. 9. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash held at the Company.

Interim Report 2020 101 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2020 2019 HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Palace:  Casino 1,527,279 9,033,939  Rooms 172,239 678,501   Food and beverage 136,292 450,518   Retail and other 251,706 469,761 Wynn Macau:  Casino 1,452,472 7,306,270  Rooms 144,154 434,027   Food and beverage 102,695 322,437   Retail and other 178,749 333,251 Total operating revenues 3,965,586 19,028,704

102 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2020 2019 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Adjusted EBITDA   Wynn Palace (839,261) 2,689,201   Wynn Macau (557,782) 2,372,239 (1,397,043) 5,061,440 Other operating costs and expenses  Depreciation 1,474,145 1,451,211   Pre-opening costs 4,774 —   Property charges and other 194,350 10,136   Share-based payments 60,775 66,019   Wynn Macau, Limited corporate expenses 40,103 47,558 Operating (loss)/profit (3,171,190) 3,486,516 Non-operating income and expenses   Finance revenues 4 65,966 37,621   Finance costs 5 (896,589) (739,901)   Net foreign currency differences 97,180 38,099   Loss on extinguishment of debt (7,637) — (Loss)/profit before tax (3,912,270) 2,822,335 Income tax expense 6 6,214 6,214 Net (loss)/profit attributable to owners of the Company (3,918,484) 2,816,121

Interim Report 2020 103 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 9. SEGMENT INFORMATION (CONTINUED) As at As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) (unaudited) (audited) Total assets   Wynn Palace 27,573,562 29,056,220   Wynn Macau 12,736,499 13,337,831   Other Macau 13,186,482 7,895,951 53,496,543 50,290,002 10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2020, the Group incurred HK$422.4 million (six months ended 30 June 2019: HK$652.9 million) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$190.6 million (six months ended 30 June 2019: HK$34.1 million).

104 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 11. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 30 June 2020 and 31 December 2019: As at As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) (unaudited) (audited) Casino 1,149,458 1,440,710 Retail leases 46,703 106,365 Hotel 1,700 7,944 Trade receivables 1,197,861 1,555,019 Other receivables 281,529 91,296 Less: allowance for credit losses (169,427) (93,324) Total trade and other receivables, net 1,309,963 1,552,991

Interim Report 2020 105 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 11. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade receivables is as follows: As at As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 376,451 968,461 31 to 90 days 146,391 242,182 91 to 365 days 547,238 283,236 Over 365 days 127,781 61,140 Trade receivables 1,197,861 1,555,019 Other receivables 281,529 91,296 Less: allowance for credit losses (169,427) (93,324) Total trade and other receivables, net 1,309,963 1,552,991 The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commissions, the trade and other receivables are generally repayable within 14 days.

106 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 12. ACCOUNTS PAYABLE During the six months ended 30 June 2020 and the year ended 31 December 2019, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows: As at As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 123,115 275,983 31 to 60 days 50,444 30,721 61 to 90 days 76,359 17,593 Over 90 days 106,333 78,098 356,251 402,395

Interim Report 2020 107 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 13. OTHER PAYABLES AND ACCRUALS Other payables and accruals consist of the following as at 30 June 2020 and 31 December 2019: As at As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) (unaudited) (audited) Current: Outstanding chip liabilities 4,648,932 3,478,348 Customer deposits 1,907,084 1,833,253 Donation payable 160,817 83,249 Loyalty program and related liabilities 75,796 86,781 Gaming taxes payable 11,497 1,227,614 Other gaming-related liabilities 2,783 18,271 Others 918,909 1,042,308 7,725,818 7,769,824 Non-current: Donation payable 71,992 144,297 Total 7,797,810 7,914,121

108 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 14. INTEREST-BEARING BORROWINGS As at As at 30 June 31 December 2020 2019 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans, secured (a) 22,351,772 20,659,687 Senior notes, unsecured (b) 24,026,204 18,301,709 46,377,976 38,961,396 Less: debt financing costs, net (372,202) (366,658) Total interest-bearing borrowings 46,005,774 38,594,738

Interim Report 2020 | 109

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2020

14. INTEREST-BEARING BORROWINGS (CONTINUED)

The borrowings are repayable as follows:

	Notes	As at 30 June 2020 HK$	As at 31 December 2019 HK$
		(in thousands)	
		(unaudited)	(audited)
Bank loans:	(a)		
In the next twelve months		**1,922,487**	2,132,855
In the second year		**20,429,285**	2,472,559
In the third to fifth years, inclusive		**—**	16,054,273
		22,351,772	20,659,687
Less: debt financing costs, net		**(88,696)**	(123,235)
		22,263,076	20,536,452
Senior notes:	(b)		
In the third to fifth years, inclusive		**4,650,233**	4,672,777
After the fifth year		**19,375,971**	13,628,932
		24,026,204	18,301,709
Less: debt financing costs, net		**(283,506)**	(243,423)
		23,742,698	18,058,286

Notes:

(a) **Bank loans, secured**

Wynn Macau Credit Facilities

On 21 December 2018, WRM's senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 30 June 2020, the Wynn Macau Credit Facilities consisted of approximately HK$22.54 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$16.72 billion equivalent fully funded senior term loan facility and an approximately HK$5.82 billion equivalent senior revolving credit facility.

110 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). On 3 February 2020, the Group voluntarily prepaid approximately HK$1.17 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and the future contractual amortization payments were reduced on a pro-rata basis. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default include if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder.

Interim Report 2020 111 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM’s credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. As at 30 June 2020, the Group had approximately HK$186.5 million in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. (b) Senior notes, unsecured WML 2024 Notes and WML 2027 Notes On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.65 billion) (the “WML 2024 Notes”) and 5.500% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.81 billion) (the “WML 2027 Notes”). The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes, which are listed on the Hong Kong Stock Exchange, mature on 1 October 2024 and 1 October 2027, respectively. WML 2029 Notes On 17 December 2019, the Company completed the issuance of 5.125% senior notes due 2029 with an aggregate principal amount of US$1 billion (approximately HK$7.75 billion) (the “WML 2029 Notes”). The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to business recovery from the effects of COVID-19 Pandemic. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 December 2029.

112 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) WML 2026 Notes On 19 June 2020, the Company completed the issuance of 5.500% senior notes due 2026 with an aggregate principal amount of US$750 million (approximately HK$5.81 billion) (the “WML 2026 Notes”). The Company expects to use the net proceeds from the WML 2026 Notes for general corporate purposes until business recovers from the effects of the COVID-19 Pandemic, and then to facilitate the repayment of a portion of the amounts outstanding under the Wynn Macau Credit Facilities, subject to generating sufficient operating cash flow from our Macau Operations. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. The WML 2026 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 January 2026. Redemption of WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes At any time prior to 1 October 2020, 15 June 2022, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML 2024 Notes and WML 2027 Notes, dated as of 20 September 2017 (the “2017 Indentures”), the indenture for the WML 2029 Notes dated as of 17 December 2019 (the “2019 Indenture”) and the indenture for the WML 2026 Notes dated as of 19 June 2020 (together with the 2017 Indentures and 2019 Indenture, the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, (i) at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.500% of the aggregate principal amount of the WML 2027 Notes, as applicable, plus accrued and unpaid interest, if any; (ii) at any time prior to 15 June 2022, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2026 Notes at a redemption price equal to 105.500% of the aggregate principal amount of the WML 2026 Notes, plus accrued and unpaid interest, if any; and (iii) at any time prior to 15 December 2022, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2029 Notes at a redemption price equal to 105.125% of the aggregate principal amount of the WML 2029 Notes, plus accrued and unpaid interest, if any.

Interim Report 2020 113 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) Redemption of WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes (continued) On or after 1 October 2020, 15 June 2022, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438%, 104.125%, 102.750% and 102.563%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest to, but not including, the redemption date. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the 2017 Indentures, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL and the first day on which a majority of the members of the Board are not continuing directors. Under the 2019 Indenture and the indenture of the WML 2026 Notes respectively, the circumstances that will constitute a Change of Control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. In addition, the Company may redeem the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further, if a holder or beneficial owner of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes as applicable.

114 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) Redemption of WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes (continued) Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes will have the right to require the Company to repurchase all or any part of such holder’s WML 2024 Notes, WML 2026 Notes, WML 2027 Notes and WML 2029 Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. 15. COMMITMENTS Future minimum rents to be received under lessor arrangements As at As at 30 June 31 December 2020 2019 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 717,542 892,541 After one year but within two years 385,969 447,316 After two years but within three years 226,786 299,747 After three years but within four years 161,727 179,360 After four years but within five years 57,777 110,937 After five years 370 1,867 1,550,171 1,931,768

Interim Report 2020 | 115

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2020

15. COMMITMENTS (CONTINUED)

Capital commitments

	As at 30 June 2020 HK$	As at 31 December 2019 HK$
	(in thousands)	
	(unaudited)	(audited)
Contracted, but not provided for	**142,783**	561,300

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

Other service commitments

	As at 30 June 2020 HK$	As at 31 December 2019 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**470,626**	381,163
After one year but not more than five years	**380,246**	414,847
	850,872	796,010

As at 30 June 2020, the Group was committed to purchases of operating supplies totaling HK$71.3 million (31 December 2019: HK$173.4 million).

116 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 16. LITIGATION The Group did not have any material litigation outstanding as at 30 June 2020. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits.

Interim Report 2020 117 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 17. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material connected transactions with related companies: For the Six Months Ended 30 June Name of Related Relation to the Primary Nature 2020 2019 Companies Company of Transactions HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts, Limited Ultimate parent License fees (i) 171,675 701,918  company Wynn Resorts, Limited Ultimate parent Corporate support 31,173 27,682  company   services (ii) Wynn Resorts, Limited Ultimate parent Share-based 25,917 41,830  company  payment  expenses Las Vegas Jet, LLC Subsidiary of Wynn Airplane usage — 5,548   Resorts, Limited   charges (ii) WIML Subsidiary of Wynn International 20,712 25,396   Resorts, Limited  marketing   expenses (iii) Worldwide Wynn Subsidiary of Wynn Staff secondment 42,395 82,532   Resorts, Limited   payroll charges  (iv) Wynn Design & Subsidiary of Wynn Design/ 12,976 17,114  Development   Resorts, Limited  development   payroll (v) Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions.

118 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 17. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) License fees The license fees payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace and Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2020 and 2019. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Interim Report 2020 119 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2020 17. RELATED PARTY DISCLOSURES (CONTINUED) Home Purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2020, the net carrying amount of the house together with improvements and its land lease right was HK$46.4 million (31 December 2019: HK$47.3 million). Ms. Chen has the option to purchase the home for no consideration at any time before the expiration of her employment contract. 18. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits, balances with related companies, accounts payable, the current portion of interest-bearing borrowings, construction payables and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate to their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The fair value of the lease liabilities have been calculated by discounting the expected future cash flows using the Group’s incremental borrowing rate. The non-current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. As at 30 June 2020, the estimated fair value for level 2 of the Group’s outstanding debt instruments was HK$44.04 billion (as at 31 December 2019: HK$39.14 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the six months ended 30 June 2020 and 2019. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values are those measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. 19. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified to conform with the current period’s presentation.

120 Wynn Macau, Limited Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 30 June 2020 “Company”, “our Company” or Wynn Macau, Limited, a company incorporated on 4 September  “WML” 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession the land concession contract entered into between WRM, Palo  Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “COVID-19 Pandemic” an outbreak of a respiratory illness caused by a new strain of coronavirus (the “COVID-19”) that was identified in January 2020. The disease has since spread rapidly across the world, causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 “DICJ” The Gaming Inspection and Coordination Bureau of Macau “Director(s)” the director(s) of our Company “Encore” or “Encore at a casino resort located in Macau, connected to and fully   Wynn Macau” integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

Interim Report 2020 121 Definitions “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special the Macau Special Administrative Region of the PRC   Administrative Region” “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association of Securities Dealers Automatic Quotation System “Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company   Limited” or “Palo” incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company

122 Wynn Macau, Limited Definitions “PRC”, “China” or the People’s Republic of China and, except where the context   “mainland China” requires and only for the purpose of this interim report for geographical and statistical reference only, references in this interim report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlative meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this interim report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau, S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc.

Interim Report 2020 123 Definitions “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.65 billion) 5.250% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.81 billion) 5.250% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated to form one single series of notes “WML 2024 Notes” the US$600 million (approximately HK$4.65 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2026 Notes” the US$750 million (approximately HK$5.81 billion) 5.500% senior notes due 2026 issued by the Company in June 2020 (Debt Stock Code: 40259) “WML 2027 Notes” the US$750 million (approximately HK$5.81 billion) 5.500% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML 2029 Notes” the US$1 billion (approximately HK$7.75 billion) 5.125% senior notes due 2029 issued by the Company in December 2019 (Debt Stock Code: 40102) “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend the agreements, entered into during August 2016, for a term of   Tax Agreement” five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years

124 Wynn Macau, Limited Definitions “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Marketing, Wynn International Marketing, Ltd., a company incorporated   Ltd.” or “WIML” under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.88 billion (equivalent) fully-funded senior term loan facility and the HK$5.82 billion (equivalent) senior revolving credit facility extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018 “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Finance, LLC” Wynn Resorts Finance, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, Wynn Resorts, Limited, a company formed under the laws of the   “Wynn Resorts” or “WRL” State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

Interim Report 2020 125 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players

126 Wynn Macau, Limited Glossary “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

2020 Interim Report 中期報告 2020 Interim Report Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com 中期報告